Exhibit 99(e)(1)

H.            Details of defined benefit pension plans

Details of the Rinker group superannuation arrangements are included in Note 34 to the financial statements included elsewhere in this annual report. Rinker and its controlled entities participate in a number of superannuation funds in Australia and the United States. The funds provide benefits either on a defined benefit or cash accumulation basis, for employees on retirement, resignation, or disablement, or to their dependents on death. Employer contributions are legally enforceable, with the right to terminate, reduce or suspend those contributions upon giving adequate written notice to the participants and trustees. Rinker and its Australian controlled entities are required to provide a minimum level of superannuation support for employees under the Australian Superannuation Guarantee Legislation.

Asset Backing

The assets of the US based superannuation (pension) funds were not sufficient to satisfy all benefits which would have been vested in the event of termination of the funds, or in the event of the voluntary or compulsory termination of the employment of each employee. Under A-IFRS the total funding deficit of the US plans is US$25.7 million as of March 31, 2006 for which the liability has been recorded at March 31, 2006 and is detailed by plan in the table below under “Defined Benefit Funds sponsored by Rinker group entities”. Australian superannuation funds were not in a deficit position.

Accumulation Funds

The benefits provided by accumulation funds are based on the contributions and income thereon held by the fund on behalf of the member. Contributions are made by the member and the company based on a percentage of the member’s salary, as specified by the rules of the fund. These contributions are expensed in the period they are incurred.

Defined Benefit Funds

The benefits provided by defined benefit funds are based on length of service or membership and salary of the member at or near retirement. Member contributions, based on a percentage of salary, are specified by the rules of the fund.

Employer contributions generally vary based on actuarial advice and may be reduced or even cease when a fund is in actuarial surplus.

Harwood Superannuation Fund

In Australia, Rinker group entities participate in the Harwood Superannuation Fund (formerly CSR Australian Superannuation Fund) for those Rinker group employees who are currently members of that fund and any new employees who become members of that fund. CSR Limited and Rinker each separately cover, in effect, 50% of the funding of the accrued defined benefit liabilities of the Harwood Superannuation Fund as at the demerger date, which are revalued by the actuary at least annually. Rinker Group Limited is responsible for the obligations with respect to benefits accrued after the demerger relating to individuals who are employed within the Rinker group post demerger by their respective group companies.

Defined Benefit Funds Sponsored by
Rinker Group Entities

(US$ million)	Accrued Benefits	Market Value of Assets	Surplus (Deficit)	Employer Contributions for the Year
Harwood Superannuation Fund Defined Benefit Division(a)

Pre-Demerger component	8.3	11.0	2.7	0.9
Post-Demerger component	4.0	2.1	(1.9)	—
Rinker Materials Corporation Defined Benefit Pension Plan(b)	18.6	12.9	(5.7)	1.7
Rinker Materials Corporation Retirement Income Plan(b)	29.8	15.3	(14.5)	1.8
United Metro/San Xavier Collectively Bargained Pension Plan(b)	22.4	16.9	(5.5)	1.4

(a)          The amounts are calculated in accordance with A-IFRS methods and assumptions with a measurement date of March 31, 2006. The actuarial review was performed by K. Knapman FIAA.

The Fund was separated into two separate plans from the date of demerger, a Rinker group plan and a CSR Limited plan. Each of the plans comprises a pre and post demerger component. Shown above is information on the pre and post demerger components of the Rinker group plan.

As at March 31, 2006, the assets attributable to the Rinker group and CSR combined predemerger plan were 118% of the corresponding actuarial liabilities as calculated under Australian rules. There is an enforceable obligation for Rinker and CSR to contribute such amounts as to ensure that the assets are not less than 120% of the amount required to meet the accrued defined benefit liabilities as at the demerger date. CSR Limited has made available to the fund a bank guarantee to satisfy this obligation. The actuary revalues the accrued benefit liabilities at least annually. Rinker is required to cover, in effect, 50% of such obligations. CSR Limited is required to cover, in effect, the remaining 50%.

As at March 31, 2006, the assets attributable to the post demerger Rinker Group plan were 140% of the corresponding actuarial liabilities as calculated by the fund actuary for funding purposes under Australian rules. There is an enforceable obligation for Rinker to contribute such amounts as to ensure that the assets are not less than 120% of the amount required to meet the actuarial liabilities. The actuary revalues the accrued benefit liability at least annually.

(b)         The amounts are calculated in accordance with A-IFRS methods with a measurement date of March 31, 2006. The actuarial review was performed by Michael Von Behren EA MAAA.

The key assumptions used in the calculations of pension accrued benefits and market value of assets as shown in the above table (weighted by total fund assets) were: discount rate (applicable to all plans listed above): 5.6%, compensation increase (applicable to Harwood Superannuation Fund and Rinker Materials Corporation Retirement Income Plan):  4.0% and rate of return on assets (applicable to all plans listed above):  7.9%.

In addition, Rinker Materials contributes to a number of multi-employer defined benefit plans, under the terms of enterprise bargaining/union agreements. Contributions to these plans are expensed in the period incurred, and amounted to US$12.3 million during 2006 (2005: US$11.0 million).

US GAAP

In addition to the table above, the US GAAP impact is described in Note 40 to the financial statements included elsewhere in this annual report.

Indemnity, insurance and access for Rinker directors

Deeds of indemnity, insurance and access for directors of Rinker

At the time of their appointment, Rinker entered into deeds of indemnity, insurance and access with each of the Rinker directors. In summary, each deed provides:

•                  an indemnity, to the extent permitted by law, in favor of the director of Rinker against liability which is incurred by the director in his or her capacity as a director of Rinker and subsidiaries of Rinker;

•                  that Rinker must effect and maintain for the entire period for which the director is a director of Rinker and for seven years after the date they cease to be a director of Rinker, a company reimbursement insurance policy and cause a directors’ and officers’ insurance policy to be made available to the director, both of which are to be on terms and conditions which are appropriate for a reasonably prudent company in Rinker’s circumstances which is acting fairly;

•                  that Rinker must maintain a copy of Rinker’s board papers for a period of seven years after the date of the board or committee meeting for which the board papers were prepared or for a longer period if legal proceedings are current in respect of the board papers; and

•                  that a former director of Rinker may, after he or she ceases to be a director of Rinker, inspect and take copies of Rinker’s board papers that were circulated during that former director’s term as a director of Rinker, and which have been retained by Rinker, for the purpose of defending any claim made against the former director.

Indemnities under Rinker’s constitution

The indemnification of Rinker directors in accordance with Rinker’s constitution is summarized under “Item 10.B. - Additional Information — Overview of the Rinker constitution — Directors’ indemnity.”

B.            Compensation Details of Key Management Personnel

Compensation of Key Management Personnel

The aggregate compensation paid and accrued to Key Management Personnel of Rinker group entities, including superannuation and termination payments for fiscal year 2006, was US$16,865,379. The aggregate amount set aside or accrued by Rinker group entities during fiscal year 2006, to provide pension and retirement benefits to Key Management Personnel of Rinker was US$1,197,852. Further compensation details are provided in Item 6.B. Section 8 and in Note 26 to the financial statements included elsewhere in this annual report.

1.              Compensation & Human Resources Committee

The Compensation & Human Resources Committee (the “Committee”) operates under the delegated authority of Rinker’s Board of Directors. The Committee’s charter is available on Rinker’s website (www.rinker.com).

The Committee is comprised solely of independent Non-Executive Directors, being John Ingram (Chairman), John Arthur and Marshall Criser.

The Committee met six times during the year, with all members attending each meeting.

The Committee’s primary responsibility is to assist the Board in fulfilling its corporate governance and oversight responsibilities with respect to:

•                  Providing sound compensation and employment policies and practices that enable Rinker group companies to attract and retain high quality executives and directors who are dedicated to the interests of Rinker’s shareholders.

•                  Fairly and responsibly rewarding executives, having regard to the interest of shareholders, Rinker’s performance, the performance of the relevant executive and employment market conditions.

•                  Evaluating potential candidates for executive positions, including the Chief Executive, and overseeing the development of executive succession plans.

The Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to engage external professionals, on terms it determines appropriate, without seeking approval of the Board or management. In this capacity, during fiscal year 2006, the Committee requested Hewitt Associates to evaluate Rinker’s executive compensation programs and complete an analysis of the compensation paid to the Chief Executive. The results of this study were taken into consideration when reviewing the executive compensation programs and in setting the Chief Executive’s compensation as discussed later in this report.

Additionally, Rinker engaged external advisors on matters relating to compensation. All information relevant to matters being considered by the Committee has been made available to its members.

The table below lists those advisors who were retained during the year. All advisors are independent and were engaged solely on the basis of their competency in the relevant field.

Advisor	Services Provided
Compensation Strategies Inc.	US Non-Executive Director Compensation and Benchmarking. Long-term Incentive Plan Design.
Deloitte & Touche (1)	401(k) and Pension Plan Audits.
Hewitt Associates	Evaluation of Executive Compensation programs.
Egan Associates	Australian Non-Executive Director Compensation and Benchmarking. Australian Executive Compensation and Benchmarking.
Papillon Consulting Group	Australian Executive Benchmarking.
Russell Investment Group	Actuarial Assessment of Australian Executives’ Superannuation.
Spencer Stuart	Director and Executive Succession Planning.
Stern Stewart & Company	Short-term Incentive Plan Design.

(1)          Services provided by Deloitte & Touche were approved in advance by the Audit Committee.

2.              Principles of Compensation

The Board recognizes that Rinker’s performance is dependent on the quality of its people. To successfully achieve its financial and operating objectives, Rinker must be able to attract, retain, and motivate highly skilled executives dedicated to the interests of its shareholders.

To successfully accomplish the above goals, Rinker’s compensation principles are:

•                  Competitive compensation arrangements are provided to attract, retain and motivate executive talent.

•                  A significant portion of executives’ rewards is linked to performance in creating value for shareholders.

•                  The Key Management Personnel are encouraged to adhere to Rinker’s Share Ownership Guidelines (discussed in more detail under Item 6.B. Section 3).

•                  Severance payments for executives are limited to pre-established contractual arrangements which do not require Rinker to make any unjustified payments in the event of termination for cause. (See Item 6.B. Section 5.2.2 for termination benefits for the Chief Executive and Item 6.B. Section 8-Table 1; footnotes 11 and 13 for the termination benefits for the Senior Executives.)

•                  Full legal compliance and disclosure of executive compensation.

The Board and the Committee also recognize that although compensation is a major factor in recruiting and retaining highly talented and effective people, other factors play a substantial role, including Rinker’s corporate reputation, its ethical culture and business values, its executive leadership, and its other human resources policies and practices.

3.              Share Ownership Guidelines

The Committee recognizes that the interest of shareholders is supported by the establishment of Share Ownership Guidelines. Share Ownership Guidelines have been set for the Key Management Personnel and other executives of the company. The guidelines help maintain a continuous link between their financial interests and those of shareholders. A “Multiple of Salary” approach has been put into operation, as follows:

Position	Share Ownership Guideline

Non-Executive Directors	100% of base fees
Chief Executive	300% of base salary
Senior Executives	200% of base salary

Under the Guidelines, established in November 2003, Key Management Personnel are expected to make reasonable progress toward reaching the target share ownership with the objective of meeting the guidelines by March 2008. The guidelines are based on best practices for public companies, which suggest senior management accumulate a meaningful shareholding in their employing company on a long-term basis.

At the time of this report, all Non-Executive Directors and the Chief Executive were already in full compliance with Rinker’s Share Ownership Guidelines as were most of the Senior Executives. (See Note

33 to the financial statements included elsewhere in this report for a listing of the holdings for Key Management Personnel as at March 31, 2006.)

4.              Executive Compensation

4.1.         Compensation Structure

All compensation received by the Chief Executive and Senior Executives is detailed in Item 6.B. Section 8-Table 1 of this report.

 The compensation structure for the Chief Executive, Senior Executives and other executives comprises policies and programs for both fixed and variable compensation.

•                  Fixed compensation is made up of base salary and welfare, retirement, and incidental other benefits.

•                  Variable compensation consists of an annual short-term incentive plan and long-term incentives that are tied to performance and are at risk, depending upon performance.

The compensation structure is designed to strike an appropriate balance between fixed and variable compensation. To accomplish this, the Committee considers, in addition to the performance of individual executives, external benchmarking data and Rinker’s relative performance against a group of peer companies. The peer group focuses on companies in the construction materials business. After this review, the Committee determines the base salary for the Chief Executive and Senior Executives and determines the parameters for variable compensation.

4.2.         Fixed Compensation

4.2.1                     Fixed Compensation - Base Salary

Base salaries are reviewed annually and are determined by reference to appropriate benchmark information, taking into account an individual’s responsibilities, performance, qualifications, experience and geographic location. The broad objective is to ensure that the base salary is set at median market levels. For fiscal year 2006, the base salary of Rinker’s Chief Executive was slightly below the 50th percentile of salaries of chief executives of a broad sample of comparable companies. For the Senior Executives as a group, the base salaries were also slightly below the 50th percentile of their peers in comparable companies.

4.2.2                     Fixed Compensation – Other Benefits

Rinker provides the Chief Executive, Senior Executives and other executives with other benefits commonly provided at their peer management level. These may include life insurance, tax preparation fees, vehicle allowance, and club membership fees. Additionally, if applicable, it may include relocation and expatriate related expenses. All such benefits are included in the compensation disclosed for the Chief Executive and Senior Executives in Item 6.B. Section 8-Table 1.

4.3            Variable Compensation

The Committee and the Board believe that well designed and managed short-term and long-term incentive plans are important elements of employee compensation, providing tangible incentives for employees to strive to improve Rinker’s performance both in the short-term and long-term for the benefit of shareholders. Participation in these plans encourages employees within the Rinker group to enjoy a greater involvement and share in the future growth, prosperity and profitability of the company in a way that gives them a common interest with shareholders.

The proportions of total compensation that may be received in variable form differ between Rinker group managers but are consistent with local practices in each country and take into account individuals’ responsibilities, performance and experience. All variable compensation is tied to performance. (See Item 6.B. Section 8-Table 1 for the proportion of variable compensation for the Chief Executive and Senior Executives.)

4.3.1                     Variable Compensation - Short-Term Incentive Plan

The Short-Term Incentive Plan (“STI”) is designed to directly link variable compensation to financial performance. It is an integral part of the Rinker high performance culture and is designed to drive continuous performance improvement in each business in the Rinker group.

Under the STI, performance is measured through generation of Economic Profit (“EP”), a measure of profit after taking into account the cost of invested capital required to produce that profit (that is, the profit after tax less the cost of capital). The Committee chose this measure as it is closely linked to the creation of additional value for shareholders. If EP is positive, shareholder value is being created. Through its design, the STI encourages participants to both sustain and improve upon performance levels reached in the prior year. Since EP is measured at the operating unit level, each manager in the organisation has an incentive to maximise the EP of his or her operating unit.

Effective fiscal year 2005, Rinker redesigned the STI Plan to reward for sustained improvements in EP, clearly aligning participants’ interests with those of shareholders. A goal of this design was to segregate the internal planning process from incentive plan targets by building in mechanisms that ensure that rewards are only paid for sustainable improvements in EP. This plan design was further reviewed during fiscal year 2006 to determine if it was fulfilling the Committee’s goals. During this review the Committee determined that it would be appropriate to slightly modify the original plan design for the Chief Executive and Senior Executives as described below.

Effective fiscal year 2006, the Committee recommended and the Board approved eliminating the Contingent Bonus Reserve (including the balances existing at March 31, 2005 as disclosed in last year’s annual report) for the Chief Executive, Senior Executives and a limited number of other executives. Additionally, the Committee recommended and the Board approved increasing the annual STI target incentive and the maximum annual payment limitation (“plan limit”) for the Chief Executive, US Senior Executives and a limited number of other US executives. Elimination of the Contingent Bonus Reserve was made in order to align the timing of rewards for performance under the STI with the timing of that performance; while increasing the STI target percentages and plan limits for the US executives mentioned above will bring them more in line with Rinker’s peers. The plan design has not changed for the remaining group of other executives who participate in the STI.

For fiscal year 2006, the target bonus for the Chief Executive remains at 75% for performance at or below target. For above target performance, his target bonus increases to 90% of base salary and his annual plan limit increased to 200% from 150% of his base salary as at March 31, 2006. For the US Senior Executives, their target bonus remains at 55% for performance at or below target. For above target performance, their target bonus increases to 65% of base salary and their annual plan limit increased to 130% from 100% of their base salary as at March 31, 2006. No changes were made to the target bonus or plan limit for the Australian Senior Executives. Their target bonus remains at 55% with a plan limit of 100% of their base salary as at March 31, 2006. All other executives who participate in the STI continue to be subject to the plan limit of 100% of their base salary as at March 31, 2006.

Other key components of the STI for the Chief Executive and Senior Executives include:

a.               EP improvement targets are set for multiple years to encourage longer-term decision making and continuous improvement.

b.              The Committee has discretion to adjust the calculated awards for the Chief Executive and Senior Executives based on company performance related to safety, health and environmental issues; and their overall compliance with policies and commitment to Rinker’s Code of Business Ethics and to the organization’s values.

The responsibility for recommending final STI awards has been delegated to the Committee by the Board since they are in the most appropriate position to access the performance of the Chief Executive and Senior Executives. Each year, the calculated results are reviewed by an independent third party and submitted to the Committee. The Committee then assesses Rinker’s actual performance against targets and determines if discretionary adjustments are merited for the Chief Executive or Senior Executives. Once this review is complete, the Committee will recommend to the Board the final values of the STI to be paid to the Chief Executive and Senior Executives.

Based on the excellent performance of Rinker during fiscal year 2006, as measured by improvement in EP and achievement of individual goals, the Board has approved for the Chief Executive and Senior Executives incentive awards equal to US$5,289,844. This represents the maximum payout allowed under the STI for the Chief Executive and for most of the Senior Executives. These amounts are fully accrued and expensed in Rinker’s accounts during the year in which they are earned.

4.3.2 Variable Compensation - Long-Term Incentive Plans

Rinker currently has two Long-Term Incentive Plans outstanding: the Performance Share Plan (“PSP”) which was introduced effective fiscal year 2005 and the Cash Award Share Plan (“CASP”), a legacy plan that has one grant issued (and is still outstanding). The CASP will continue until the completion of its performance period that will conclude between August 11, 2006 and August 11, 2008. Upon the conclusion of CASP, the PSP will be the only Long-Term Plan under which incentives may be offered.

The appropriate proportions of the outstanding awards granted under the PSP and CASP related to fiscal years 2005 and 2006, have been included in Item 6.B. Section 8-Table 1 under the heading “Share Based Incentives.”

4.3.2a               Long-Term Incentive Plans - Performance Share Plan

The PSP is a long-term equity incentive plan for Rinker’s Chief Executive, Senior Executives and other executives making key contributions in Australia or the United States. The PSP is designed to align participant’s interests with those of shareholders by increasing the total returns to Rinker’s shareholders. Under the PSP, performance is measured by comparing Rinker’s Total Shareholder Return (“TSR”) (which takes into account share price appreciation and dividends received over the relevant period) with a group of peer companies. (See Item 6.B. Section 4.3.2c for the lists of peer companies.)  This is an equity based plan under which participants can earn Rinker shares or ADRs or both. The Committee believes this best aligns the interests of participants in the PSP with those of its shareholders as it measures Rinker’s performance in generating returns to shareholders against its peer group of companies.

During fiscal year 2006 the Committee undertook a review of the PSP design. Among other factors considered during this review, the Committee also took into account concerns expressed by shareholders when considering the adoption of last year’s remuneration report. After this review, the Committee recommended and the Board approved modifications to future grants. Effective with grants awarded during fiscal year 2007 and thereafter, a portion of the award will vest at 50th percentile performance and increase up to 100% vesting at 75th percentile performance versus the group of peer companies. No portion of the awards will vest for performance below the 50th percentile when compared to the peer group of companies. (See Item 6.B. Section 4.3.2c for list of peer companies.)

Although the maximum number of shares that could vest for each individual participant is limited by the number of shares granted, as the market price of the shares increases (or decreases) so does the value of the grant to the participants.

The initial value of the award that can potentially be earned by a participant is based on market data, Rinker’s financial performance, as well as level of responsibility and individual performance. In establishing the grants related to fiscal year 2006, the Board also took into consideration the Contingent Bonus Reserve amounts eliminated for the Chief Executive and Senior Executives as described in Item 6.B. Section 4.3.1. Shares are acquired on market, on behalf of participants. The shares only vest if performance and time qualifications are met.

The initial value of the potential award, as referred above, is applied under the PSP to purchase Rinker shares (or ADRs or both) on market in the ordinary course of trading on the Australian Stock Exchange (“ASX”) or the New York Stock Exchange (“NYSE”) or both. Once the shares are purchased on market, participants are entitled to any dividends, return of capital or other distribution made in respect of Rinker shares (and/or ADRs) held on their behalf, prior to vesting. Each participant may direct the plan trustee how to vote any shares held on the participant’s behalf. In the absence of those directions the shares will not be voted.

As at March 31, 2006 there were two grant cycles outstanding under the PSP. The performance period for the PSP begins on April 1 of each cycle. The vesting hurdle for both cycles is Rinker’s TSR percentile ranking within a group of peer companies between:

•                  April 1, 2004 and March 31, 2007 for the grant made during fiscal year 2005; and

•                  April 1, 2005 and March 31, 2008 for the grants made during fiscal year 2006.

The following summarizes the performance for the two cycles currently issued and outstanding:

Fiscal Year	Share Price at Start of Performance Period	Share Price as at March 31, 2006	Increase Over Share Price at Start of Performance Period	TSR Average as at March 31, 2006*	Percentile Ranking When Compared to a Peer Group of Companies
2005	A$7.05 on April 1, 2004	A$19.85	182%	64.4%	92nd percentile
2006	A$10.90 on April 1, 2005	A$19.85	82%	65.2%	70th percentile

*See Item 6.B. section 4.3.2c footnote 1 for details pertaining to the TSR calculation.

To ensure objectivity in assessing performance, at the end of each performance period, an independent third party will review Rinker’s TSR performance and its ranking against the group of peer companies. For both cycles, 20% of the award will vest at 25th percentile performance and increase up to 100% vesting at 75th percentile performance versus the group of peer companies (see “Long-term incentive plans-summary” under Item 6.B. Section 4.3.2c).

The charts below show Rinker’s Total Shareholder Return compared with its group of peer companies for the grants issued during fiscal year 2005 and fiscal year 2006.

Performance of Rinker for Fiscal Year 2005 Performance Share Plan

From April 1, 2004 to March 31, 2006

Performance of Rinker for Fiscal Year 2006 Performance Share Plan

From April 1, 2005 to March 31, 2006

Participants who have not already reached the target share ownership levels established under Rinker’s Share Ownership guidelines (as discussed in Item 6.B. Section 3) will be encouraged to retain at least 25% of vested shares.

4.3.2b                           Long-Term incentive Plans - Cash Award Share Plan

The CASP is a long-term equity incentive plan for Australian-based Senior Executives and other executives making key contributions that was also designed to promote the total shareholder return of Rinker shares. This plan mirrored a similar plan operating in CSR Limited at the time of Rinker’s demerger from CSR and was introduced shortly following the demerger. CASP was superseded by the Performance Share Plan, effective from April 1, 2004.

Under CASP, eligible participants were offered the opportunity to qualify for Rinker shares based on the achievement of TSR goals. The value of the potential incentive was based on level of responsibility and performance. The shares were acquired on behalf of a participant by the plan trustee and are being held by the trustee subject to performance and time qualifications being met. The performance hurdle for shares offered in August 2003 (the only offer made under CASP) was for the percentage increase in Rinker TSR to exceed the percentage increase in the S&P/ASX 200 TSR between August 11, 2003 and any time between August 11, 2006 and August 11, 2008. To ensure objectivity in assessing performance, prior to the end of the performance period, an independent third party will review Rinker’s TSR performance and its ranking against the S&P/ASX200.

Each offer is also subject to a minimum holding period. Shares cannot be withdrawn from CASP until 10 years from the date of grant or until the participant is no longer an employee of any member of the Rinker group, whichever occurs first.

Except as provided in the plan rules, participants are entitled to any dividend, return of capital or other distribution made in respect of Rinker shares held on their behalf, prior to vesting. The plan rules specify the basis on which any bonus shares issued in respect of shares received under CASP, or shares received on behalf of a participant on exercise of rights issues, will be held.

Each participant may direct the trustee how to vote any shares held on the participant’s behalf. In the absence of those directions, the shares will not be voted.

The chart below illustrates the performance of Rinker relative to the S&P/ASX 200.

Performance* of Rinker for Cash Award Share Plan

From August 11, 2003 to March 31, 2006

Rinker’s Total Shareholder Return compared to the S&P/ASX 200

*            The performance period for the CASP began August 11, 2003 when Rinker’s share price was A$5.40. As at March 31, 2006, Rinker’s share price was A$19.85; an increase of 267.6%; and Rinker’s Total Shareholder Return for this period is 285.5%.

4.3.2c               Long-Term Incentive Plans - Summary

	CASH AWARD SHARE PLAN (CASP)	PERFORMANCE SHARE PLAN (PSP) (1)
FEATURE	Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007

Offered To	Australian-based Executives	Australian and US-based Executives	Australian and US-based Executives	Australian and US-based Executives

Grant Cycle:	Not Applicable – Legacy Plan. Qualifying / Performance period for the only grant issued has not yet concluded	Annual Grants with Performance Based Vesting Three-years from Grant Date	Annual Grants with Performance Based Vesting Three-years from Grant Date	Annual Grants with Performance Based Vesting Three-years from Grant Date

Measurement From: To:	Remaining Grant: August 11, 2003 August 11, 2006	April 1, 2004 March 31, 2007	April 1, 2005 March 31, 2008	April 1, 2006 March 31, 2009

Qualifying / Performance Period Ends	August 11, 2008	March 31, 2007	March 31, 2008	March 31, 2009

Performance Condition	TSR compared to S&P/ASX 200	TSR ranking within a Peer Group of Companies	TSR ranking within a Peer Group of Companies	TSR ranking within a Peer Group of Companies

Vesting Schedule	TSR: <= S&P/ASX 200 = 0% > S&P/ASX 200 = 100%	<25th percentile = 0% 25th – 50th percentile = 20% - 40% 50th – 75th percentile = 40% - 100% >75th percentile = 100%	<25th percentile = 0% 25th – 50th percentile = 20% - 40% 50th – 75th percentile = 40% - 100% >75th percentile = 100%	<50th percentile = 0% 50th – 75th percentile = 50% - 100% >75th percentile = 100%

Percentile Ranking as at March 31, 2006	NA	92nd percentile	70th percentile	NA

Peer Group(2)	S&P/ASX 200

Boral Limited ; Cemex SA de CV ; CRH plc; Florida Rock Industries, Inc.; Hanson plc; Heidelberg Cement AG; Holcim Limited; Lafarge North America, Inc.; Lafarge S.A.; Martin Marietta Materials, Inc.; St. Lawrence Cement Group, Inc.; US Concrete, Inc.; and Vulcan Materials Company.

Boral Limited ; Cemex SA de CV ; CRH plc; Florida Rock Industries, Inc.; Hanson plc; Heidelberg Cement AG; Holcim Limited; Lafarge North America, Inc.; Lafarge S.A.; Martin Marietta Materials, Inc.; St. Lawrence Cement Group, Inc.; US Concrete, Inc.; and Vulcan Materials Company.

Boral Limited, Cemex SA de CV, CRH plc, Eagle Materials Inc.; Florida Rock Industries, Inc.; Granite Construction, Inc.; Hanson plc; Heidelberg Cement AG; Holcim Limited; Lafarge North America, Inc.; Lafarge S.A.; Martin Marietta Materials, Inc.; St. Lawrence Cement Group, Inc.; Texas Industries, Inc.; US Concrete, Inc.; and Vulcan Materials Company.

(1)          For the PSP, the annual TSR takes into account share price appreciation and dividends received over the relevant period.

Beginning and ending share prices will be calculated from a 30-day trading average. The TSR for the three-year performance cycle will be calculated as the average for the three annual TSRs.

(2)          At the discretion of the Committee, the companies listed as members of the peer group under the PSP may be added to or deleted for purposes of calculating performance under each grant. As a result of consolidation in the construction materials industry during fiscal year 2005, Aggregate Industries plc and RMC Group plc have been removed from the peer group and Cemex SA de CV has been added. Effective with the fiscal year 2007 grant, the Committee added Eagle Materials, Inc., Granite Construction, Inc. and Texas Industries, Inc. to the peer group.

4.4                Company Performance

Rinker’s strong performance over the past three years has resulted in high levels of compensation being paid to some employees participating in the short-term incentive plan. If performance is maintained, we anticipate the current long-term plans to vest. Because these plans are designed to align participant’s interest with those of shareholders, both have benefited from Rinker’s strong performance to date.

The performance charts included under Item 6.B. Sections 4.3.2a and 4.3.2b illustrate the relationship of Rinker’s long-term incentive plans to current performance. As described in each of these sections, the long-term incentive plans measure performance through total shareholder return as compared to the S&P/ASX 200 or a peer group of companies.

The charts below illustrate the performance of Rinker’s ordinary shares since they began trading on March 31, 2003 after the demerger from CSR Limited. Rinker’s share price has increased 303% over the subsequent three-year period, during which Rinker paid six dividends totaling A$0.56 per share. Final and special dividends of A$0.24 and A$0.40 respectively per share have been declared for fiscal year 2006. Additionally, shareholders will consider a return of capital of A$0.50 per share at the annual general meeting to be held on July 18, 2006.

Rinker’s Share Price Appreciation Compared to a Group of Peer Companies,
S&P/ASX200 and S&P 500 Index

From March 31, 2003 to March 31, 2006

Rinker’s Share Price Performance

Fiscal Year 2004, 2005 and 2006

(amounts in A$ unless noted)	Fiscal Year 2004		Fiscal Year 2005		Fiscal Year 2006
Share Price - High	$7.34		$11.92		$20.00
Share Price - Low	$4.50		$6.62		$10.61
Share Price - Close	$6.95		$10.80		$19.85
Dividends Paid Per Share (1)	$0.13		$0.15		$0.28
Earnings Per Share (2)	NA	US	$0.523	US	$0.802

(1)   Final and special dividends of A$0.24 and A$0.40 respectively per share have been declared for fiscal year 2006. This will bring the total dividends paid per share since Rinker began trading on March 31, 2003, after the demerger from CSR Limited, to A$1.20 per share. Additionally, shareholders will consider a return of capital of A$0.50 per share at the annual general meeting to be held on July 18, 2006.

(2)   Represents diluted earnings per share prepared in accordance with A-IFRS. Earnings per share for fiscal year 2004 is unavailable since it was not prepared under A-IFRS.

4.5                Retirement and Superannuation Benefits

Rinker provides retirement and superannuation benefits for its employees, including the Chief Executive and Senior Executives as discussed in more detail below. All such benefits are included in the compensation disclosed for the Chief Executive and Senior Executives in Item 6.B. Section 8-Table 1.

4.5.1                     Benefits for Australian Employees

Employees in Australia, including the applicable Senior Executives, are members of one of the two divisions of a Rinker group sponsored superannuation pension fund. The “defined benefit division” fund (a long-established plan available only to a limited number of former CSR employees, which ceased accepting new members from 1987) provides lump sum benefits on withdrawal prior to the age of 52, and lump sum or pension benefits, or a combination of the two, on retirement from the age of 52. The “accumulation division” fund provides a lump sum benefit equal to the balance of a member’s account, which includes contributions made by the member and the relevant Rinker group entity, together with net fund earnings.

4.5.2                     Benefits for United States Employees

Employees in the US, including the applicable Senior Executives, may participate in the Rinker Materials 401(k) Plan and the Rinker Materials Benefit Restoration and Voluntary Deferral Plan. Both Plans are defined contribution plans, with contributions made by both the employee and the company.

The Rinker Materials 401(k) Plan, which is open to US employees, allows participants to make contributions up to the annual IRS deferral limits. The company will then match, subject to IRS limits, up to 3% of eligible compensation and will annually make a profit sharing contribution to eligible participant accounts.

The Rinker Materials Benefit Restoration and Voluntary Deferral Plan is open to the chief executive, senior executives and other executives of Rinker Materials. (Additionally, this plan is open to US-based non-executive directors as discussed in more detail under section 7.)  This plan allows eligible participants to defer a portion of their base salary and incentive awards. If applicable, company matching and profit sharing contributions are made to eligible participants to restore company contributions that would have been made under the Rinker Materials 401(k) Plan had that plan not been subject to annual IRS deferral limits. Both the company matching and profit sharing contributions are determined based on base salary and short-term incentive compensation and, additionally, are limited to:

•                  3% for the company matching contribution, and

•                  the annual profit sharing contribution percentage approved under the Rinker Materials 401(k) Plan.

These limits are inclusive of any contributions made under the Rinker Materials 401(k) Plan and represents Rinker’s full commitment (or obligation) to the eligible participants. The company does not make any other contributions to the participants on behalf of this plan.

Under Item 6.B. Section 8-Table 1, the amounts deferred are included under the headings “base salary” and “short-term incentive” and the company matching and profit sharing contributions are included under “other post employment.”  At the time of this report, there were no long-term incentive deferrals made into the Plan.

4.6                Retirement of a Senior Executive

The President and Chief Operating officer – US Construction Materials, Karl Watson, Sr., announced his retirement effective March 31, 2006. In accordance with his employment contract, Mr. Watson, Sr. has a two-year non-compete agreement and may not work with any person or entity that is engaged in the construction materials industry that directly or indirectly competes with Rinker.

His retirement does not trigger any severance or other payments. Upon his retirement, he will forfeit one-third (or 40,000 shares) of the PSP shares granted to him during fiscal year 2005 and two-thirds (or 75,335 shares) of the PSP shares granted to him during fiscal year 2006. To ensure a smooth transition, effective April 1, 2006, Mr. Watson, Sr. will consult as needed for a three-year period. Mr. Watson, Sr. has agreed to have no conflicting interests with Rinker while he is engaged as a consultant.

5.                    Executive Director

At the date of this report there is one Executive Director on the Board of Directors, Mr. David Clarke, age 62, Chief Executive.

Mr. Clarke was appointed by the Board as President and Chief Executive Officer of Rinker on April 1, 2003. Prior to the demerger from CSR Limited, Mr. Clarke had been an executive director of CSR since 1996. He has been chief executive officer of Rinker Materials since 1992 and a director of Rinker Materials since 1987. Mr. Clarke’s entire professional career has been in the heavy building materials industry, and he has worked extensively in the US, Australia and South East Asia.

5.1 Retirement and Superannuation Benefits for the Chief Executive

In addition to the retirement benefits outlined in Item 6.B. Section 4.5.2, Mr. Clarke participates in the Rinker group sponsored Australian “defined benefit division” fund. Under this fund, he is entitled to a one-time lump sum payment upon his retirement. Other than this one-time lump sum payment, no additional superannuation or pension benefits are payable to Mr. Clarke under this plan.

The defined benefit division fund provides a lump sum, initially calculated by multiplying a member’s years of service by 25% of their average base compensation over their final three years of service. This lump sum calculation is based on an assumed company contribution level of 12% of base compensation. To the extent that actual contribution levels are greater or less than 12% (typically as a result of salary sacrifice elections by members, transfers from other funds and any applicable superannuation surcharge taxes), the value of that difference (and earnings or interest thereon) is, respectively, added to or deducted from the lump sum calculation. In Mr. Clarke’s case, no company contributions have been made since he became eligible to participate in Rinker Materials 401(k) Plan and the Rinker Materials Benefit Restoration and Voluntary Deferral Plan for US employees.

5.2 Employment and Termination Arrangements for the Chief Executive

5.2.1 Employment Contract

Mr. Clarke has a three-year employment contract with the company that automatically extends the employment term by one year on the anniversary date of his contract unless written notice is given by either Mr. Clarke or Rinker that the contract is not to be extended. This notice must be given at least 180 days prior to the anniversary date. Under the contract, Mr. Clarke receives an annual salary, participation in both short and long-term incentive plans, regular company retirement, health and welfare plans, and reasonable perquisites that are similar to those of comparable chief executive officers.

A copy of Mr. Clarke’s employment contract was filed with the SEC as an exhibit to Rinker’s 2004 Form 20-F and is available on the Rinker website.

5.2.2 Termination Arrangement

After considering independent advice, the Board is satisfied that Mr. Clarke’s termination benefits, as set out below, are reasonable, having regard to current US employment practices.

If Mr. Clarke resigns from his employment, he is entitled to the full amount of his salary through termination date and any unpaid amounts accrued for unused leave. The Board may, in its sole discretion, also elect to pay Mr. Clarke a pro rata portion of his short-term incentive for the period of his active employment during the financial year.

If during his Employment Period (as defined in Mr. Clarke’s employment contract), the company terminates the employment of Mr. Clarke other than for Cause (as defined in Mr. Clarke’s employment contract), or Mr. Clarke resigns from his employment for Good Reason (as defined in Mr. Clarke’s employment contract) the company is required to:

•                  Pay Mr. Clarke, in a lump sum, a pro rata portion of his short-term incentive and amounts accrued for unused leave.

•                  Determine Mr. Clarke’s eligibility to vest in a pro rata share of long-term incentives in progress at the time of his termination, in accordance with plan rules.

•                  Pay Mr. Clarke amounts he would have received in the following 24 months, at the times indicated in his employment contract, for his base salary and short-term incentive at target performance. Additionally, Mr. Clarke would continue to receive any other benefits, with the exception of new long-term incentive opportunities, he was entitled to at time of termination for the following 24 months.

•                  Provide Mr. Clarke with professional outplacement services valued up to US$15,000.

If, during the Employment Period, Mr. Clarke is terminated for Cause, Rinker will have no further obligations, other than the amount of base pay due to Mr. Clarke through his termination date and any unpaid amounts of accrued leave.

Upon termination of Mr. Clarke’s employment for any reason, Mr. Clarke is prohibited from engaging in any activity that would compete with Rinker for a period of 24 months.

6.       Employee Share Plans

6.1     Rinker Employee Share Acquisition Plan

The Rinker Employee Share Acquisition Plan (“ESAP”) enables directors and employees of Rinker in Australia to purchase Rinker shares with pre-tax compensation or bonuses. Those shares are purchased on market, in the ordinary course of trading on ASX, by the ESAP trustee and held in trust for the participant. These shares are not subject to performance conditions since they are being purchased in lieu of receiving bonuses where the performance condition has already been satisfied or are being purchased with fixed compensation. The value of the shares purchased is included under “base salary”, “fees” and/or “short-term incentive” under Item 6.B. Section 8-Table 1.

Eligibility to participate in ESAP is determined by the Rinker Board.

Shares may be retained in Rinker ESAP for an indefinite period while a participant remains an employee of a Rinker group company. However, taxation deferral benefits currently only apply for a maximum of 10 years. If a participant ceases to be employed by any Rinker group company, the Rinker ESAP trustee must either transfer the relevant shares to the participant or sell the shares and distribute the proceeds of sale (less authorized deductions) to them.

Withdrawal of shares from Rinker ESAP and transfer to a participant or sale requires the approval of the Rinker Board.

Participants are entitled to any dividend, return of capital or other distribution made in respect of Rinker shares held in the plan on their behalf. The Rinker ESAP trustee may allow participants to participate in any pro rata rights and bonus issues of shares made by Rinker or sell such rights (if renounceable) or bonus shares on behalf of the participants and distribute the cash proceeds of such sale (less authorized deductions).

Participants may direct the trustee how to vote any shares held on the participant’s behalf. In the absence of those directions, the shares will not be voted.

6.2                Rinker Universal Share Plan

Rinker’s Universal Share Plan (“USP”) is open to all Australian employees who have been employed for at least one year. The plan encourages general employee share ownership and enables participants to qualify for the limited favorable tax treatment available in Australia for broad-based employee share plans. For this reason, this plan is not subject to performance conditions. Employees may acquire a parcel of shares at market price and receive an equal number of additional shares for no further consideration.

Prior to fiscal year 2006, the maximum number of shares available for each employee under the plan was set by the Board on the recommendation of the Committee and was issued annually. Effective fiscal year 2006, the Committee recommended and the Board approved changing from the maximum number of shares to a dollar amount that would be applied to acquire the shares on market during the year. Commencing July 1, 2005, the maximum level an employee could contribute was set at A$1,000 (US$749) per year.

No loan facility is offered under USP.

Shares acquired under USP are ordinary shares, equivalent in all respects to, and ranking equally with, existing fully paid ordinary shares, and they are purchased on-market during appropriate trading windows. During fiscal year 2006, 69,840  (2005: 237,900) shares were purchased in total for the 1,565 employees (2005: 1,259) who participated in USP.

Shares acquired under USP may not be disposed of before the earlier of the end of three years after the time of acquisition of the shares, or when the participant ceases to be employed by any Rinker group company. After that time, the participant may retain ownership of the shares or sell them.

 7. Non-Executive Directors Compensation Structure

All compensation received by the Non-Executive Directors is detailed in Item 6.B. Section 8-Table 1 of this report.

Fees for Non-Executive Directors are based on the nature of their work and their responsibilities. In determining the level of fees, survey data on comparable companies is considered in detail. Non-Executive Directors’ fees are recommended by the Compensation & Human Resources Committee and determined by the Board within the aggregate annual limit of A$1,250,000 (US$936,375) approved by shareholders at the July 2004 annual general meeting.

At the July 2006 Annual General Meeting, the Board will be seeking shareholder approval to increase the aggregate annual limit from A$1,250,000 (US$936,375) to A$1,700,000 (US$1,273,470). This request is being made in consideration of future board succession planning needs, and the potential to add new directors.

For fiscal year 2006, Rinker paid non-executive directors base fees of A$120,000 (US$89,892) per year. The Chairman received A$330,000 (US$247,203) per year (inclusive of committee fees) and the Deputy Chairman received a base fee of A$240,000 (US$179,784)  (inclusive of committee fees). Non-Executive Directors, other than the Chairman and Deputy Chairman, who were members of committees (other than the Nominations Committee) received additional compensation. Members of the Audit Committee received an additional A$12,000 (US$8,989) (were the position of Audit Committee chair not occupied by the Deputy Chairman, A$18,000 (US$13,484) would be payable for that role) and members of both the Safety, Health & Environment Committee and the Compensation and Human Resources Committee received an additional A$8,000 (US$5,993) (A$12,000 (US$8,989) for those committee chairs).

Rinker’s Non-Executive Directors (other than John Ingram, who joined the Board on October 1, 2003) were, prior to Rinker’s demerger from CSR, previously Non-Executive Directors of either CSR or Rinker Materials and were entitled to retirement benefits under those companies’ Non-Executive Directors’ retirement plans. Those plans provided for payment on retirement of a maximum amount equal to a director’s last three years compensation after five years of service (pro rata for a lesser period). At the time of demerger, Rinker adopted a similar retirement plan under which periods of service as a director of CSR or Rinker Materials were treated as periods of service with Rinker for the purposes of calculating benefits under that plan. In response to the publication of the ASX Corporate Governance Council Guidelines, in April 2003 the Board closed the plan to new directors and the then current directors agreed to freeze their entitlements with effect from March 31, 2004. Rinker has accrued a provision of A$1,362,384 (US$1,020,562) in respect of those benefits.

Consistent with the freezing of retirement benefits, fees are now inclusive of any compulsory superannuation guarantee contributions (these were previously deducted from retirement allowances). Rinker will also take those contributions into account in calculating the total amount able to be paid to Non-Executive Directors, even though Rinker’s constitution excludes these amounts.

During fiscal year 2006, the Committee recommended and the Board approved a recommendation for U.S.-based Non-Executive Directors of Rinker to be eligible to defer all or a portion of their board and committee fees into the Rinker Materials Benefit Restoration and Voluntary Deferral Plan. This is a defined contribution plan open to senior level executives in the United States and U.S.-based Non-Executive Directors. Unlike executives in the U.S., where Rinker will contribute matching and profit sharing contributions (as described in Item 6.B. Section 4.5.2) Rinker does not match any contribution made by Non-Executive Directors. Amounts deferred are included under “fees” in Item 6.B. Section 8-Table 1.

In conjunction with external advice, the committee recommended and the Board approved an increase for non-executive director base and committee fees effective from April 1, 2006 as listed below.

Base Fees:

•                  Chairman base fees increased to A$375,000 (US$280,913) inclusive of committee fees

•                  Deputy Chairman base fees increased to A$270,000 (US$202,257) inclusive of committee fees

•                  Non-executive directors base fees increased to A$135,000 (US$101,129)

Committee Fees (for non-executive directors other than the Chairman and Deputy Chairman):

•                  Audit committee member fees increased to A$15,000 (US$11,237) (the audit committee chair fee increased to A$30,000 (US$22,473) were the position of audit committee chair not occupied by the Deputy Chairman)

•                  Safety, Health & Environment committee member fees and the compensation & human resources committee member fees increased to A$12,000 (US$8,989) (the chairman fee for both committees increased to A$24,000 (US$17,978))

•                  Nomination committee members and chairman do not receive any additional compensation

The compensation of Non-Executive Directors is fixed. They do not participate in any incentive plans available to executives and do not receive any Non-Monetary and Other Benefits; however, they may participate in the Rinker ESAP or the Rinker Materials Benefit Restoration and Voluntary Deferral Plan.

8. Key Management Personnel Compensation Details

The tables below set out compensation details for all Key Management Personnel.

Table 1: Compensation for Key Management Personnel

(Amounts in US$)

		Short-Term Employee Benefits				Post Employment Benefits
				Short-Term	Non-Monetary	Pension	Other	Share Based
NON-EXECUTIVE				Incentive (1)	and Other	and	Post	Incentives			% Perf.
DIRECTORS		Fees		(2)	Benefits (3)	Superannuation	Employment (4)	Equity (5)	TOTAL		Related

John Morschel (6)(7) Chairman	2006 2005	$ $	247,203 221,916	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	247,203 221,916	NA NA

Marshall Criser (6)(8) Deputy Chairman	2006 2005	$ $	179,784 162,738	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	179,784 162,738	NA NA

John Ingram (6)(7) Director	2006 2005	$ $	107,870 99,122	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	107,870 99,122	NA NA

John Arthur (6)(7)(9) Director	2006 2005	$ $	104,874 96,164	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	104,874 96,164	NA NA

Walter Revell (6) Director	2006 2005	$ $	104,874 96,164	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	104,874 96,164	NA NA

SUB-TOTAL NON-EXECUTIVE DIRECTORS	2006 2005	$ $	744,605 676,104	NA NA	NA NA	NA NA	NA NA	NA NA	$ $	744,605 676,104	NA NA

SENIOR EXECUTIVES		Base Salary (1)		Short-Term Incentive (1) (2)		Non-Monetary and Other Benefits (3)		Pension and Superannuation		Other Post Employment (4)		Equity (5)		TOTAL		% Perf. Related

David Clarke (10) Chief Executive Officer	2006 2005	$ $	857,500 792,500	$ $	1,800,000 815,000	$ $	61,100 48,872	$ $	583,998 256,609	$ $	116,676 145,203	$ $	1,921,261 628,333	$ $	5,340,535 2,686,517	70 54%%

Karl Watson, Jr (11) President – Rinker Materials West	2006 2005	$ $	352,000 326,250	$ $	449,540 293,434	$ $	68,465 219,433	$ $	0 0	$ $	36,440 23,936	$ $	510,143 223,835	$ $	1,416,588 1,086,888	68 48	% %

Karl Watson, Sr (11)(12) President and Chief Operating Officer–US construction materials	2006 2005	$ $	357,000 337,500	$ $	473,200 337,517	$ $	38,157 34,267	$ $	0 0	$ $	52,408 55,856	$ $	449,785 150,800	$ $	1,370,550 915,940	67 53	% %

Thomas Burmeister (11) VP and Chief Financial Officer	2006 2005	$ $	357,000 337,500	$ $	473,200 337,517	$ $	39,015 37,734	$ $	0 0	$ $	49,852 53,100	$ $	449,785 150,800	$ $	1,368,852 916,651	67 53	% %

David Berger (11) VP - Strategy and Development	2006 2005	$ $	340,000 310,000	$ $	461,500 313,408	$ $	22,137 22,232	$ $	0 0	$ $	45,424 37,962	$ $	443,518 150,800	$ $	1,312,579 834,402	69 56	% %

Sharon DeHayes (6)(11) Chief Executive – Readymix	2006 2005	$ $	337,000 310,000	$ $	311,897 304,620	$ $	170,006 209,559	$ $	0 0	$ $	47,475 47,610	$ $	440,385 150,800	$ $	1,306,763 1,022,589	58 45	% %

Duncan Gage (11) President – Concrete Pipe Division	2006 2005	$ $	315,000 292,500	$ $	422,500 296,358	$ $	30,901 29,191	$ $	0 0	$ $	40,811 42,950	$ $	411,054 125,667	$ $	1,220,266 786,666	68 54	% %

Ira Fialkow (11) VP – Shared Services	2006 2005	$ $	311,000 285,000	$ $	418,600 289,300	$ $	19,520 19,010	$ $	0 0	$ $	41,676 42,451	$ $	399,847 125,667	$ $	1,190,643 761,428	69 54	% %

Peter Abraham (6)(10)(13) General Counsel and Company Secretary	2006 2005	$ $	308,625 288,625	$ $	246,449 223,768	$ $	1,192 1,128	$ $	148,472 188,777	$ $	0 0	$ $	207,154 82,051	$ $	911,892 784,349	50 39	% %

Debra Stirling (6)(13)(14) VP - Corporate Affairs and Investor Relations	2006 2005	$ $	265,957 251,991	$ $	232,958 213,620	$ $	929 854	$ $	34,620 33,647	$ $	0 0	$ $	147,642 56,797	$ $	682,106 556,909	56 49	% %

SUB-TOTAL SENIOR EXECUTIVES	2006 2005	$ $	3,801,082 3,531,866	$ $	5,289,844 3,424,542	$ $	451,422 622,280	$ $	767,090 479,033	$ $	430,762 449,068	$ $	5,380,574 1,845,550	$ $	16,120,774 10,352,339	66 51%%

TOTAL KEY MANAGEMENT PERSONNEL	2006 2005	$ $	4,545,687 4,207,970	$ $	5,289,844 3,424,542	$ $	451,422 622,280	$ $	767,090 479,033	$ $	430,762 449,068	$ $	5,380,574 1,845,550	$ $	16,865,379 11,028,443	NA NA

(1)          For the US Senior Executives and Directors, includes amounts deferred into Rinker’s 401(k) Plan and/or Rinker’s Benefit Restoration and Voluntary Deferral Plan. For the Australian Senior Executives and Directors, includes shares purchased under the Rinker Employee Share Acquisition Plan.

(2)          Amounts shown for 2006 represent the amount of the short-term incentive awards earned by each named executive for performance.

 (3)       For fiscal year 2006, non-monetary and other benefits comprise the costs of life insurance, vehicle allowance, and club membership fees. For Mr. Clarke, it also includes tax preparation fees. For Ms. DeHayes and Mr. Watson, Jr. this column also contains expatriate and/or relocation related expenses.

Additionally, non-monetary and other benefits include interest imputed on a loan of US$59,000 to Mr. Burmeister that dates back to 1998. The loan relates to a relocation benefit and, at the time, was a customary benefit for relocating executives. The loan is interest free and is payable upon his termination of employment. There were no loans made to any key management personnel during the fiscal year 2006.

(4)          Other post employment includes the company matching and profit sharing contributions under the Company’s 401(k) Plan and/or the Benefit Restoration and Voluntary Deferral Plan as discussed in Item 6.B. Section 4.5.2. Under the Benefit Restoration and Voluntary Deferral Plan, the company matching and profit sharing contributions included in the table represent Rinker’s full commitment (or obligation) to the named executives under this plan.

(5)          Annual grants are amortized over a three-year period.

Amounts shown for 2005 include the pro rata value (one-third) of the fair value of the CASP grant and the fiscal year 2005 PSP grant.

Amounts shown for 2006 include the pro-rata value (one-third) of the fair value of:

•                  the CASP grant,

•                  the fiscal year 2005 PSP grant; and

•                  the fiscal year 2006 PSP grants.

Amounts shown will increase further next year with the issuance of the 2007 PSP grant and pro rata value (one-third) of the fair value of each of the 2005, 2006 and 2007 PSP grants included.

Both 2005 and 2006 are calculated in accordance with A-IFRS as required under Australian Accounting Standard AASB 124.

For the May 11, 2005 grant, the fair value was calculated at US$6.41 and for the February 16, 2006 grant, the fair value was calculated at US$9.40. The fair values were calculated by independent external advisors using the binomial pricing model and are not necessarily indicative of the eventual value that may or may not be realized by the executive.

Total dividends received by the executives are included in the above amounts. For fiscal year 2006, dividends were paid on CASP and PSP grants totaling US$418,588.

(6)   All amounts shown for the non-executive directors, Mr. Abraham, Ms. Stirling and a portion of the Non-Monetary and Other Benefits for Ms. DeHayes were paid in Australian dollars and have been converted at an exchange rate of .74910 (US$/A$1.00) for fiscal year 2006 and .73972 (US$/A$1.00) for fiscal year 2005.

(7)   Mr. Arthur, Mr. Ingram and Mr. Morschel all participated in ESAP during the year. Of the above totals Mr. Arthur received A$122,000 (US$91,390), Mr. Ingram received A$24,000 (US$17,978) and Mr. Morschel received A$90,000 (US$67,419) in the form of ESAP shares, with the balance in cash. These amounts are included under “fees.”

(8)   Included in Mr. Criser’s fees are the amounts deferred into Rinker Materials Benefit Restoration and Voluntary Deferral Plan.

(9)   Included in Mr. Arthur’s fees are compulsory superannuation contributions of A$11,466 (US$8,589).

(10) The Pension and Superannuation amounts shown for Mr. Clarke and Mr. Abraham represent the increase during fiscal year 2006 in the actuarial value (of their one-time lump sum benefits payable upon retirement) of amounts accrued in the defined benefit superannuation plan. The actuarial amounts include projections of future salary, vested years of service and retirement date. These amounts are discounted based on the latest available current ten-year government bond yields.

In 2006, an increase was made in the salary used to calculate Mr. Clarke’s superannuation. The previous calculation adjusted a notional salary (established before Rinker demerged from CSR Limited) by the annual base salary percentage increase. This resulted in a calculation that was significantly below both actual salary and market based benchmark data. Effective with fiscal year 2006, his actual US base salary is being used for the calculation converted to Australian dollars at the current exchange rate at the time of any change in that base salary. (See Item 6.B. Section 5.1 additional details regarding this benefit.)

(11) After considering independent advice, the Board is satisfied that the termination benefits of the relevant executives, as set out below, are reasonable, having regard to current US employment practices.

The duration of employment agreements with the relevant executives are for three years, which automatically extends by one year on the anniversary date of the agreement unless written notice is given by either the named executive or Rinker that the agreement is not to be extended. This notice must be given at least 180 days prior to the anniversary date.

If the executive resigns from his or her employment, the company is required to pay the executive the full amount of his or her salary through to his or her termination date and any unpaid amounts accrued for unused leave. The board may in its sole discretion also elect to pay the executive a pro rata portion of his or her short-term incentive for the period of his or her active employment during the financial year.

If, during the employment period (as defined in the executive’s employment contract), the company terminates the employment of the executive other than for cause (as defined in the executive’s employment contract), or the executive resigns from his or her employment for good reason (as defined in the executive’s employment contract) the company is required to:

•                  Pay the executive, in a lump sum, a pro rata portion of his or her short-term incentive and amounts accrued for unused leave.

•                  Determine the executives’ eligibility to vest in a pro rata share of long-term incentives in progress at the time of his or her termination, in accordance with plan rules.

•                  Pay the executive amounts he or she would have received in the following 24 months, at the times indicated in his or her employment contract, for his or her base salary and short-term incentive at target performance. Additionally, the executive would continue to receive any other benefits, with the exception of new long-term incentive opportunities, he or she was entitled to at time of termination for the following 24 months.

•                  Provide the executive with professional outplacement services valued up to US$10,000.

If, during the employment period, the company terminates the employment of the executive for cause, the company shall have no further obligations to the executive except the amount of base pay due through his or her termination date and any unpaid amounts of accrued leave.

Upon termination of the executive’s employment for any reason, the executive is prohibited from engaging in any activity that would compete with Rinker for a period of 24 months.

(12) Karl Watson, Sr. announced his retirement effective March 31, 2006.

(13)    Termination benefits for Mr. Abraham and Ms. Stirling are the greater of 12 months total compensation (including target incentives) or three months’ base compensation (base compensation is equivalent to approximately 75% of fixed compensation) plus 0.7 months base compensation per year of service, not to exceed 24 months. As at March 31, 2006, Mr. Abraham had 26 years of service and Ms. Stirling had seven years.

Should Mr. Abraham or Ms. Stirling resign or be terminated for cause, the company shall have no further obligations to them except the amount of base pay due up to the termination date and any unpaid amounts of accrued leave.

(14)    For Ms. Stirling, Pension and Superannuation Benefits represent the company’s contributions made to accumulation superannuation plans in Australia. (See Item 6.B. Section 4.5.1 for additional details.)

8.1       Payment Details of Performance Related Compensation

8.1.1                     Short-Term Incentive Plan

Awards under the STI are made in each fiscal year and relate only to performance in that fiscal year. Accordingly, 100% of the STI awards to the Chief Executive and Senior Executives for fiscal year 2006 (2006 STI) vested in that year and will be paid during fiscal year 2007. No part of the 2006 STI awards for the Chief Executive and Senior Executives are payable in, or in respect of performance in, any other fiscal year. For the Chief Executive and Senior Executives, zero percent of the 2006 STI awards were forfeited in fiscal year 2006 (based on the STI award for target performance).

A description of the STI is contained in section 4.3.1 above, which includes a description of the elimination of the contingent bonus reserve applicable to STI awards from previous years for the Chief Executive, Senior Executives and a limited number of other executives. As described in section 4.3.2a above, the elimination of the contingent bonus reserve was taken into account in establishing the PSP grants for fiscal year 2006.

8.1.2 Long-Term Incentive Plans

A description of the Company’s long-term incentive plans (PSP and CASP) is contained in Item 6.B Sections 4.3.2a and 4.3.2b above. As noted in those sections, zero percent of each outstanding grant under PSP and CASP was paid, vested or forfeited during fiscal year 2006 because the performance period for each of those grants extends beyond March 31, 2006.

For fiscal year 2006, the following table sets out a summary of the PSP shares granted; no CASP shares were granted and is, therefore, not included in the table.

Table 2: Fiscal Year 2006 Performance Share Plan Awards for the Chief Executive and Senior Executives

	Fiscal Year 2006 Total Number of Shares Granted(1)	Performance below 25th Percentile 0% Vesting	Performance at 50th Percentile Target Level 40% Vesting	Performance at or above 75th Percentile 100% Vesting

David Clarke	493,000	0	197,200	493,000

Karl Watson, Jr.	107,000	0	42,800	107,000

Karl Watson, Sr.	113,000	0	45,200	113,000

Thomas Burmeister	113,000	0	45,200	113,000

David Berger	111,000	0	44,400	111,000

Sharon DeHayes	110,000	0	44,000	110,000

Duncan Gage	110,000	0	44,000	110,000

Ira Fialkow	105,000	0	42,000	105,000

Peter Abraham	45,000	0	18,000	45,000

Debra Stirling	31,000	0	12,400	31,000

(1)          Total Number of Shares Granted represents the maximum number of shares that may vest if Rinker’s TSR reaches 75th percentile performance or above when compared to a specified group of peer companies. The Chief Executive and Senior Executives are also eligible to receive dividends, returns on capital or other distributions made with respect to these shares. Once the shares are purchased, they may also direct the trustee how to vote these shares. (See Item 6.B. Sections 4.3.2a and 4.3.2c for additional details.)

C.            Board Practices and Corporate Governance

Details of directors and their term of office are included in “Item 6.A. - Details of directors and senior management.”

E.     Share Ownership

No director or senior manager has beneficial ownership of one percent or more of the voting securities. Note 33 to the financial statements included elsewhere in this annual report shows actual shareholdings of directors, each of whom is required by Rinker’s constitution to own a minimum of 2,000 shares in his or her name. As at March 31, 2006 the holdings of directors and senior management of Rinker, as a group, of Rinker’s voting securities were as follows:

		Number	Percent
Title of Class	Identity of Person or Group	Owned	of Class

Ordinary shares	Directors and senior executives	4,692,965	0.52%

No options to acquire Rinker shares are held by any directors, members of senior management or other employees as at May 11, 2006.

Item 7             Major Shareholders and Related Party Transactions

A.    Major Shareholders

Rinker is not directly or indirectly controlled by another corporation or by any foreign government and does not know of any arrangement the operation of which may at a subsequent date result in a change of control of Rinker.

As at May 11, 2006 there were four registered holders known to Rinker of more than 5 percent of Rinker’s outstanding voting securities. Westpac Custodian Nominees Limited held 173.5 million ordinary shares or 19.1 percent of Rinker’s issued capital. J P Morgan Nominees Australia Limited held 121.9 million ordinary shares or 13.4 percent of Rinker’s issued capital. National Nominees Limited held 107.0 million ordinary shares or 11.8 percent of Rinker’s issued capital. ANZ Nominees Limited held 47.9 million ordinary shares, or 5.3 percent of Rinker’s issued capital. The shares are held as nominee for numerous beneficiaries, most of whom are believed to be pension funds but whose identity is not known to Rinker.

In addition, as at May 11, 2006, three beneficial owners of more than 5 percent of Rinker’s outstanding voting shares were known to Rinker. These were Perpetual Trustees Australia Limited, holding 76.3 million ordinary shares or 8.4 percent of Rinker’s issued capital, Barclays Global Investors Australia Limited, holding 47.8 million ordinary shares or 5.3 percent of Rinker’s issued capital, and Capital Group Companies, Inc., holding 47.1 million ordinary shares or 5.2 percent of Rinker’s issued capital. None of these holders of larger blocks of shares have voting rights that are different from the rights of other shareholders.

As at May 11, 2006, 480,425 (0.1% of the total ordinary shares outstanding) fully paid ordinary shares are held by 841 shareholders who, on record, are resident in the United States.

Based on inquiries made of registered holders, Rinker estimates that as at April 30, 2006 approximately 208 million fully paid ordinary shares representing approximately 23% of total ordinary shares outstanding were beneficially owned by residents in the United States.

B.    Related Party Transactions

Relationship of directors

As at March 31, 2006, there were no interest free loans to the directors of Rinker and its subsidiary entities other than one interest free loan to a director of a subsidiary as noted at page 96. During fiscal year 2006, no directors of Rinker or any of its subsidiaries and their director-related entities have received or are entitled to receive any additional benefit, other than a benefit shown in “Item 6.B. - Compensation details of executive directors and senior management” or the accompanying financial statements (specifically, Note 26 “Key Management Personnel Compensation”, Note 12”Receivables” and Note 33 “Related party information”) by reason of a contract made by Rinker or a related party with the directors, or with a firm or company in which they have a substantial financial interest or over which they have a significant influence.

C.    Interests of Experts and Counsel

Not applicable.

Indemnity and Claims Management

CSR has granted Rinker, its subsidiaries, directors, officers and employees and the directors, officers and employees of its subsidiaries an indemnity against liability (to the extent it is not covered by Rinker’s insurance) arising from any claim made against any of them arising from any actions or omissions, including negligence and other alleged torts, breach of contract or law or any other act committed, omitted or done by CSR or any of the businesses being conducted by members of the CSR group after the demerger (or businesses that would have been conducted by any member of the CSR group after the demerger except that those businesses have been closed before the demerger), regardless of when the liability or loss to which the claim relates arises. Rinker has granted CSR, its subsidiaries, directors, officers and employees and the directors, officers and employees of its subsidiaries an indemnity against liability (to the extent it is not covered by CSR’s insurance) arising from any claim made against any of them arising from any actions or omissions, including negligence and other alleged torts, breach of contract or law or any other act committed, omitted or done by Rinker or any of the businesses being conducted by members of the Rinker group after the demerger (or businesses that would have been conducted by any member of the Rinker group after the demerger except that those businesses have been closed before the demerger), regardless of when the liability or loss to which the claim relates arises.

It is not clear at law whether these indemnities would be enforceable in respect of fines or pecuniary penalties of a penal nature.

In accordance with the indemnity, CSR and Rinker have agreed arrangements pursuant to which the economic and management responsibility for claims will be determined. CSR and Rinker have agreed to assist each other in respect of the conduct of claims to which the indemnity relates.

Further, CSR has agreed to indemnify Rinker, its subsidiaries, directors, officers and employees and the directors, officers and employees of its subsidiaries against liability incurred by them arising from any claim made against them arising from a failure of the demerger booklet, Rinker’s listing memorandum to the ASX or marketing or other material distributed or published in connection with the demerger (including any associated refinancing) to comply with any applicable legal requirement where the failure is caused by, or arises out of, information about the businesses which are to be conducted by any member of the CSR group after the demerger (or businesses that would have been conducted by any member of the CSR group after the demerger except that those businesses have been closed before the demerger).

Rinker has agreed to indemnify CSR, its subsidiaries, directors, officers and employees and the directors, officers and employees of its subsidiaries against liability incurred by them arising from any claim made against them arising from a failure of the demerger booklet, Rinker’s listing memorandum to the ASX or marketing or other material distributed or published in connection with the demerger (including any associated refinancing) to comply with any applicable legal requirement where the failure is caused by, or arises out of, information about the businesses which are to be conducted by any member of the Rinker group after the demerger (or businesses that would have been conducted by any member of the Rinker group after the demerger except that those businesses have been closed before the demerger.)

E.     Purchase of Equity Securities by the Issuer and Affiliated Purchasers

Period (identify beginning and ending dates)	(a) Total Number of Shares (or Units) Purchased	(b) Average Price Paid per Share (or Units)		(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
April 1 to April 30, 2005	2,386,000	A$	11.18	2,386,000	88,113,421
May 1 to May 31, 2005	2,526,346	A$	11.40	2,526,346	93,000,000
June 1 to June 30, 2005	1,295,757	A$	13.26	1,295,757	91,704,243
July 1 to July 31, 2005	2,659,188	A$	14.00	2,659,188	89,045,055
August 1 to August 31, 2005	5,561,068	A$	14.76	5,561,068	83,483,987
September 1 to September 30, 2005	3,390,909	A$	14.86	3,390,909	80,093,078
October 1 to October 31, 2005	4,187,428	A$	14.78	4,187,428	75,905,650
November 1 to November 30, 2005	4,223,317	A$	15.58	4,223,317	71,682,333
December 1 to December 31, 2005	2,986,340	A$	16.02	2,986,340	68,695,993
January 1 to January 31, 2006	1,179,958	A$	16.24	1,179,958	67,516,035
February 1 to February 28, 2006	573,729	A$	17.14	573,729	66,942,306
March 1 to March 31, 2006	146,109	A$	17.63	146,109	66,796,197
Total	31,116,149	A$	14.44	31,116,149

On February 20, 2004, Rinker announced the commencement of a 12 month on-market share buyback of up to 10% of its ordinary shares outstanding at that date. On May 12, 2005, Rinker announced the commencement of a 12 month on-market share buyback of up to 10% of its ordinary shares outstanding at that date. A total of 31,116,149 shares were repurchased under the on-market buybacks during the year to March 31, 2006, of which 26,203,823 related to the buyback announced May 12, 2005 and the remainder related to the previous buyback program which ended May 26, 2005. The May 12, 2005 buyback expires on May 26, 2006. Shares repurchased were cancelled immediately on receipt. During the year ended March 31, 2005, 4,000,028 shares were repurchased under the previous buyback program.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL

Table 1: Compensation for Key Management Personnel (Amounts in US$)

	SHORT-TERM				POST		SHARE-BASED		% PERF
	EMPLOYEE BENEFITS				EMPLOYMENT BENEFITS		INCENTIVES	TOTAL	RELATED
				NON-MONETARY
		BASE SALARY	SHORT-TERM	AND OTHER	PENSION AND	OTHER POST
		AND FEES(1)	INCENTIVE (1)(2)	BENEFITS (3)	SUPERANNUATION	EMPLOYMENT (4)	EQUITY (5)
NON-EXECUTIVE DIRECTORS
John Morschel (6) (7)	2006	$247,203	NA	NA	NA	NA	NA	$247,203	NA
chairman	2005	$221,916	NA	NA	NA	NA	NA	$221,916	NA

Marshall Criser (6) (8)	2006	$179,784	NA	NA	NA	NA	NA	$179,784	NA
deputy chairman	2005	$162,738	NA	NA	NA	NA	NA	$162,738	NA

John Ingram (6) (7)	2006	$107,870	NA	NA	NA	NA	NA	$107,870	NA
director	2005	$99,122	NA	NA	NA	NA	NA	$99,122	NA

John Arthur (6) (7) (9)	2006	$104,874	NA	NA	NA	NA	NA	$104,874	NA
director	2005	$96,164	NA	NA	NA	NA	NA	$96,164	NA

Walter Revell (6)	2006	$104,874	NA	NA	NA	NA	NA	$104,874	NA
director	2005	$96,164	NA	NA	NA	NA	NA	$96,164	NA

SUB-TOTAL NON- EXECUTIVE	2006	$744,605	NA	NA	NA	NA	NA	$744,605	NA
DIRECTORS	2005	$676,104	NA	NA	NA	NA	NA	$676,104	NA

SENIOR EXECUTIVES
David Clarke (10)	2006	$857,500	$1,800,000	$61,100	$583,998	$116,676	$1,921,261	$5,340,535	70%
chief executive officer	2005	$792,500	$815,000	$48,872	$256,609	$145,203	$628,333	$2,686,517	54%

Karl Watson, Jr. (11)	2006	$352,000	$449,540	$68,465	$0	$36,440	$510,143	$1,416,588	68%
president-Rinker Materials West	2005	$326,250	$293,434	$219,433	$0	$23,936	$223,835	$1,086,888	48%

Karl Watson, Sr. (11) (12)
president and chief operating	2006	$357,000	$473,200	$38,157	$0	$52,408	$449,785	$1,370,550	67%
officer - US construction materials	2005	$337,500	$337,517	$34,267	$0	$55,856	$150,800	$915,940	53%

Thomas Burmeister (11)	2006	$357,000	$473,200	$39,015	$0	$49,852	$449,785	$1,368,852	67%
vp and chief financial officer	2005	$337,500	$337,517	$37,734	$0	$53,100	$150,800	$916,651	53%

David Berger (11)	2006	$340,000	$461,500	$22,137	$0	$45,424	$443,518	$1,312,579	69%
vp - strategy and development	2005	$310,000	$313,408	$22,232	$0	$37,962	$150,800	$834,402	56%

Sharon DeHayes (6) (11)	2006	$337,000	$311,897	$170,006	$0	$47,475	$440,385	$1,306,763	58%
chief executive - Readymix	2005	$310,000	$304,620	$209,559	$0	$47,610	$150,800	$1,022,589	45%

Duncan Gage (11)	2006	$315,000	$422,500	$30,901	$0	$40,811	$411,054	$1,220,266	68%
president - concrete pipe division	2005	$292,500	$296,358	$29,191	$0	$42,950	$125,667	$786,666	54%

Ira Fialkow (11)	2006	$311,000	$418,600	$19,520	$0	$41,676	$399,847	$1,190,643	69%
vp - shared services	2005	$285,000	$289,300	$19,010	$0	$42,451	$125,667	$761,428	54%

Peter Abraham (6)(10)(13)
general counsel and	2006	$308,625	$246,449	$1,192	$148,472	$0	$207,154	$911,892	50%
company secretary	2005	$288,625	$223,768	$1,128	$188,777	$0	$82,051	$784,349	39%

Debra Stirling (6)(13)(14)
vp - corporate affairs	2006	$265,957	$232,958	$929	$34,620	$0	$147,642	$682,106	56%
and investor relations	2005	$251,991	$213,620	$854	$33,647	$0	$56,797	$556,909	49%

SUB-TOTAL	2006	$3,801,082	$5,289,844	$451,422	$767,090	$430,762	$5,380,574	$16,120,774	66%
SENIOR EXECUTIVES	2005	$3,531,866	$3,424,542	$622,280	$479,033	$449,068	$1,845,550	$10,352,339	51%

TOTAL KEY	2006	$4,545,687	$5,289,844	$451,422	$767,090	$430,762	$5,380,574	$16,865,379	NA
MANAGEMENT PERSONNEL	2005	$4,207,970	$3,424,542	$622,280	$479,033	$449,068	$1,845,550	$11,028,443	NA

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL (continued)

(1) For the US senior executives and directors, includes amounts deferred into Rinker’s 401(k) Plan and/or Rinker’s Benefit Restoration and Voluntary Deferral Plan. For the Australian senior executives and directors, includes shares purchased under the Rinker Employee Share Acquisition Plan.

(2) Amounts shown for 2006 represent the amount of the short-term incentive awards earned by each named executive for performance.

(3) For the year ended 31 March 2006, non-monetary and other benefits comprise the costs of life insurance, vehicle allowance, and club membership fees. For Mr Clarke, it also includes tax preparation fees. For Ms DeHayes and Mr Watson, Jr this column also contains expatriate and/or relocation related expenses.

Additionally, non-monetary and other benefits include interest imputed on a loan of US$59,000 to Mr Burmeister that dates back to 1998. The loan relates to a relocation benefit and, at the time, was a customary benefit for relocating executives. The loan is interest free and is payable upon his termination of employment. There were no loans made to any key management personnel during the year.

(4) Other post employment includes the company matching and profit sharing contributions under the Company’s 401(k) Plan and/or the Benefit Restoration and Voluntary Deferral Plan. Under the Benefit Restoration and Voluntary Deferral Plan, the company matching and profit sharing contributions included in the table represent Rinker’s full commitment (or obligation) to the named executives under this plan.

(5) Amounts shown include the pro-rata value (1/3rd) of the fair value of the CASP and the year ended 31 March 2005 and the year ended 31 March 2006 PSP grants and are calculated in accordance with A-IFRS as required under Australian Accounting Standard AASB 124.

For the 11 May 2005 grant, the fair value was calculated at US$6.41 and for the 16 February 2006 grant, the fair value was calculated at US$9.40.  The fair values were calculated by independent external advisors using the binomial pricing model and are not necessarily indicative of the eventual value that may or may not be realised by the executive.

Total dividends received by the executives are included in the above amounts.  For the year ended 31 March 2006, dividends were paid on CASP and PSP grants totalling US$418,588.

(6) All amounts shown for the non-executive directors, Mr Abraham, Ms Stirling and a portion of the non-monetary and other benefits for Ms DeHayes were paid in Australian dollars and have been converted at an exchange rate of 0.74910 (US$/A$1.00) for 2006 and 0.73972 (US$/A$1.00) for 2005.

(7) Mr Arthur, Mr Ingram and Mr Morschel all participated in ESAP during the year. Of the above totals Mr. Arthur received A$122,000 (US$91,390), Mr Ingram received A$24,000 (US$17,978) and Mr. Morschel received A$90,000 (US$67,419) in the form of ESAP shares, with the balance in cash. These amounts are included under “base salary and fees.”

(8) Included in Mr Criser’s fees are the amounts deferred into Rinker Materials Benefit Restoration and Voluntary Deferral Plan.

(9) Included in Mr Arthur’s fees are compulsory superannuation contributions of A$11,466 (US$8,589).

(10) The pension and superannuation amounts shown for Mr Clarke and Mr Abraham represents the increase during the year ended 31 March 2006 in the actuarial value (of their one-time lump sum benefit payable upon retirement) of amounts accrued in the defined benefit superannuation plan. The actuarial amounts include projections of future salary, vested years of service and retirement date. These amounts are discounted based on the latest available current ten-year government bond yields.

In 2006 an increase was made in the notional salary used to calculate Mr Clarke’s superannuation. The previous calculation adjusted a salary (established before Rinker demerged from CSR Limited) by the annual base salary percentage increase. This resulted in a calculation that was significantly below both actual salary and market based benchmark data. Effective with year ended 31 March 2006, his actual US base salary is being used for the calculation converted to Australian dollars at the current exchange rate at the time of any change in that base salary.

(11) After considering independent advice, the board is satisfied that the termination benefits of the relevant executives, as set out below, are reasonable, having regard to current US employment practices.

The duration of employment agreements with the relevant executives are for three years, which automatically extend by one year on the anniversary date of the agreements unless written notice is given by either the named executive or Rinker that the agreement is not to be extended. This notice must be given at least 180 days prior to the anniversary date.

If the executive resigns from his or her employment, the company is required to pay the executive the full amount of his or her salary through to his or her termination date and any unpaid amounts accrued for unused leave. The board may in its sole discretion also elect to pay the executive a pro rata portion of his or her short-term incentive for the period of his or her active employment during the financial year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL (continued)

If, during the employment period (as defined in the executive’s employment contract), the company terminates the employment of the executive other than for cause (as defined in the executive’s employment contract), or the executive resigns from his or her employment for good reason (as defined in the executive’s employment contract) the company is required to:

• Pay the executive, in a lump sum, a pro rata portion of his or her short-term incentive and amounts accrued for unused leave.

• Determine the executives’ eligibility to vest in a pro rata share of long-term incentive in progress at the time of his or her termination, in accordance with planrules.

• Pay the executive amounts he or she would have received in the following 24 months, at the times indicated in his or her employment contract, for his or her base salary and short-term incentive at target performance. Additionally, the executive would continue to receive any other benefits, with the exception of new long-termincentive opportunities, he or she was entitled to at time of termination for the following 24 months.

• Provide the executive with professional outplacement services valued up to US$15,000 for Mr Clarke and US$10,000 for the other senior executives.

If, during the employment period, the company terminates the employment of the executive for cause, the company shall have no further obligations to the executive except the amount of base pay due through his or her termination date and any unpaid amounts of accrued leave.

Upon termination of the executive’s employment for any reason, the executive is prohibited from engaging in any activity that would compete with Rinker for a period of 24 months.

(12) Karl Watson, Sr announced his retirement effective 31 March 2006.

(13) Termination benefits for Mr Abraham and Ms Stirling are the greater of 12 months total compensation (including target incentives) or three months’ base compensation (base compensation is equivalent to approximately 75 per cent of fixed compensation) plus 0.7 months base compensation per year of service, not to exceed 24 months. As at 31 March 2006, Mr Abraham had 26 years of service and Ms Stirling had seven years.

Should Mr Abraham or Ms Stirling resign or be terminated for cause, the company shall have no further obligations to them except the amount of base pay due up to the termination date and any unpaid amounts of accrued leave.

(14) For Ms Stirling, pension and superannuation benefits represent the company’s contributions made to accumulation superannuation plans in Australia.

COMPENSATION STRUCTURE

All compensation received by the key management personnel is detailed in table 1 within this note to the financial statements.

The compensation structure for the chief executive, senior executives and other executives comprises policies and programs for both fixed and variable compensation.

• Fixed compensation is made up of base salary and welfare, retirement and incidental other benefits.

• Variable compensation consists of an annual short-term incentive plan and long-term incentives that are tied to performance and are at risk, depending upon performance.

The compensation structure is designed to strike an appropriate balance between fixed and variable compensation. To accomplish this, the committee considers, in addition to the performance of individual executives, external benchmarking data and Rinker’s relative performance against a group of peer companies. The peer group focuses on companies in the construction materials business. After this review, the committee determines the base salary for the chief executive and senior executives and determines the parameters for variable compensation.

BASE SALARY

Base salaries are reviewed annually and are determined by reference to appropriate benchmark information, taking into account an individual’s responsibilities, performance, qualifications, experience and geographic location. The broad objective is to ensure that the base salary is set at median market levels.

VARIABLE COMPENSATION

The committee and the board believe that well designed and managed short-term and long-term incentive plans are important elements of employee compensation, providing tangible incentives for employees to strive to improve Rinker’s performance both in the short-term and long-term for the benefit of shareholders. Participation in these plans encourages employees within the Rinker group to enjoy a greater involvement and share in the future growth, prosperity and profitability of the company in a way that gives them a common interest with shareholders.

The proportions of total compensation which may be received in variable form differs between Rinker group managers but are consistent with local practices in each country and takes into account individuals’ responsibilities, performance and experience. All variable compensation is tied to performance.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL (continued)

SHORT-TERM INCENTIVE PLAN

The Short-Term Incentive (STI) Plan is designed to directly link variable compensation to financial performance. It is an integral part of the Rinker high performance culture and is designed to drive continuous performance improvement in each business in the Rinker group.

Under the STI, performance is measured through generation of economic profit (EP), a measure of profit after taking into account the cost of invested capital required to produce that profit (that is, the profit after tax less the cost of capital). The committee chose this measure as it is closely linked to the creation of additional value for shareholders. If EP is positive, shareholder value is being created. Through its design, the STI encourages participants to both sustain and improve upon performance levels reached in the prior year. Since EP is measured at the operating unit level, each manager in the organisation has an incentive to maximise the EP of his or her operating unit.

Other key components of the STI for the chief executive and senior executives include:

a. EP improvement targets are set for multiple years to encourage longer-term decision making and continuous improvement.

b. The committee has discretion to adjust the calculated awards for the chief executive and senior executives based on company performance related to safety, health and environmental issues; and their overall compliance with policies and commitment to Rinker’s code of business ethics and to the organisation’s values.

The responsibility for recommending final STI awards has been delegated to the committee by the board since they are in the most appropriate position to assess the performance of the chief executive and senior executives. Each year, the calculated EP performance results are reviewed by an independent third party and submitted to the committee. The committee then assesses Rinker’s actual performance against targets and determines if discretionary adjustments are merited for the chief executive or senior executives. Once this review is complete, the committee will recommend to the board the final values of the STI to be paid to the chief executive and senior executives.

Awards under the STI are made in each financial year and relate only to performance in that financial year. Accordingly, 100% of the STI awards to the chief executive and senior executives for the year ended 31 March 2006 (2006 STI) vested in that year and will be paid during the year ended 31 March 2007. No part of the 2006 STI awards for the chief executive and senior executives are payable in, or in respect of performance in, any other financial year. For the chief executive and senior executives, zero percent of the 2006 STI awards were forfeited in the year ended 31 March 2006 (based on the STI award for target performance).

Based on the excellent performance of Rinker during the year ended 31 March 2006, as measured by improvement in EP and achievement of individual goals, the board has approved for the chief executive and senior executives incentive awards equal to US$5,289,844. This represents the maximum payout allowed under the STI for the chief executive and for most of the senior executives. These amounts are fully accrued and expensed in Rinker’s accounts during the year in which they are earned.

COMPANY PERFORMANCE

Rinker’s strong performance over the past three years has resulted in high levels of compensation being paid to some employees participating in the short-term incentive plan. If performance is maintained, we anticipate the current long-term plans to vest. Because these plans are designed to align participant’s interest with those of shareholders, both have benefited from Rinker’s strong performance to date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL (continued)

Performance Share Plan (Rinker PSP)

The Performance Share Plan (PSP) is a long-term equity incentive plan for Rinker’s chief executive, senior executives and other executives making key contributions in Australia or the United States. The PSP is designed to align participants’ interest with those of shareholders by increasing the value of Rinker shares. Under the PSP, performance is measured by comparing Rinker’s total shareholder return (TSR) (share price appreciation plus dividends reinvested) with a group of peer companies. This is an equity based plan under which participants can earn Rinker shares or American Depositary Receipts (ADRs) or both. The Committee believes this best aligns the interests of participants in the PSP with those of its shareholders as it measures Rinker’s performance in generating returns to shareholders against its peer group of companies.

Although the maximum number of shares that could vest for each individual participant is limited by the number of shares granted, as the market price of the shares increases (or decreases) so does the value of the grant to the participants.

The initial value of the award that can be potentially earned by a participant is based on market data, Rinker’s financial performance, as well as level of responsibility and individual performance.

The initial value of the potential award, as referred to above is applied under the PSP to purchase Rinker shares (or ADRs or both) on market in the ordinary course of trading on the Australian Stock Exchange (ASX) or the New York Stock Exchange (NYSE) or both. Once the shares are purchased on market, participants are entitled to any dividends, return of capital or other distribution made in respect of Rinker shares (and/or ADRs) held on their behalf, prior to vesting. Each participant may direct the plan trustee how to vote any shares held on the participant’s behalf. In the absence of those directions the shares will not be voted.

As at 31 March 2006 there were two grant cycles outstanding under the PSP. The vesting hurdle for both cycles is Rinker’s TSR percentile ranking within a group of peer companies between:

  •  1 April 2004 and 31 March 2007 for the grant made during the year ended 2005; and

  •  1 April 2005 and 31 March 2008 for the grants made during the year ended 2006.

To ensure objectivity in assessing performance, at the end of each performance period, an independent third party will review Rinker’s TSR performance and its ranking against the group of peer companies. For both cycles, 20% of the award will vest at 25th percentile performance and increase up to 100% vesting at 75th percentile performance versus the group of peer companies.

For the grants issued during the year ended 31 March 2005 and 2006, the peer companies include: Boral Limited, Cemex SA de CV, CRH plc, Florida Rock Industries, Inc., Hanson plc, Heidelberg Cement AG, Holcim Limited, Lafarge North America, Inc., Lafarge SA, Martin Marietta Materials, Inc., St. Lawrence Cement Group, Inc., US Concrete, Inc., and Vulcan Materials Company.

A pro rata (1/3rd) share of the PSP award grant related to the year ended 31 March 2006 and 2005, has been included in the compensation table under the heading “Share-based Incentives - Equity”.

During the year ended 31 March 2006, the committee undertook a review of the PSP design. Among other factors considered during this review, the committee also took into account concerns expressed by shareholders when considering the adoption of last year’s remuneration report. After this review, the committee recommended and the board approved modifications to future grants. Effective with grants awarded in the year ended 31 March 2007 and thereafter, a portion of the award will vest at 50th percentile performance and increase up to 100% vesting at 75th percentile performance versus the group of peer companies. No portion of the awards will vest for performance below the 50th percentile when compared to the peer group of companies.

The cost of shares granted under the performance share plan are estimated by reference to fair value at the date of grant. Fair value is measured using the binomial pricing model. The weighted average fair value of the 2,399,250 (2005: 2,439,200) shares granted under the plan was measured at US$6.80 (2005: US$3.77).

The following represents the inputs to the binomial pricing model used in estimating fair value:

	2006		2005

Grant date share price:	US$	9.32	US$	5.47
Risk free rate	5.17%		5.70%
Dividend yield	2.00%		2.00%
Volatility factor	25.00%		25.00%
Weighted average expected life (yrs)	2.8		3.0

The fair value is being expensed on a straight-line basis over the three year vesting period of each grant. During the fiscal year 2006, US$8.7 million was recorded in income in respect of the performance share plan, of which US$5.4 million represented the pro rata cost of the shares issued during fiscal year 2006, and US$3.3 million represented the pro rata cost of the shares issued during fiscal year 2005. Cash paid for the 2,086,750 shares acquired on market on behalf of plan participants during the year ended 31 March 2006, totalling US$23.7 million, was recorded as a reduction of equity and recognised as shares held in trust in the balance sheet.

During fiscal year 2005, US$3.3 million was recognised in income in respect of the 2,439,200 shares granted under the 2005 performance share plan. Cash paid to acquire shares on behalf of plan participants, totalling US$19.9 million, was recognised in the balance sheet as shares held in trust.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

26          KEY MANAGEMENT PERSONNEL (continued)

Table 2: Fiscal Year 2006 and 2005 Performance Share Plan Award for the chief executive and senior executives

(Amounts shown in number of Rinker shares)

	2006				2005
	YEAR ENDED		PERFORMANCE AT	PERFORMANCE AT	YEAR ENDED		PERFORMANCE AT	PERFORMANCE AT
	31 MARCH	PERFORMANCE BELOW	50TH PERCENTILE	OR ABOVE 75TH	31 MARCH	PERFORMANCE BELOW	50TH PERCENTILE	OR ABOVE 75TH
	TOTAL NUMBER OF	25TH PERCENTILE	TARGET LEVEL	PERCENTILE	TOTAL NUMBER OF	25TH PERCENTILE	TARGET LEVEL	PERCENTILE
NAME	SHARES GRANTED (1)	0% VESTING	40% VESTING	100% VESTING	SHARES GRANTED (1)	0% VESTING	40% VESTING	100% VESTING

David Clarke	493,000	0	197,200	493,000	500,000	0	200,000	500,000

Karl Watson, Jr.	107,000	0	42,800	107,000	120,000	0	48,000	120,000

Karl Watson, Sr.	113,000	0	45,200	113,000	120,000	0	48,000	120,000

Thomas Burmeister	113,000	0	45,200	113,000	120,000	0	48,000	120,000

David Berger	111,000	0	44,400	111,000	120,000	0	48,000	120,000

Sharon DeHayes	110,000	0	44,000	110,000	120,000	0	48,000	120,000

Duncan Gage	110,000	0	44,000	110,000	100,000	0	40,000	100,000

Ira Fialkow	105,000	0	42,000	105,000	100,000	0	40,000	100,000

Peter Abraham	45,000	0	18,000	45,000	35,000	0	14,000	35,000

Debra Stirling	31,000	0	12,400	31,000	25,000	0	10,000	25,000

(1)

Total number of shares granted represents the maximum number of shares that may vest if Rinker’s TSR reaches 75th percentile performance or above when compared to a specified group of peer companies. The chief executive and senior management team are also eligible to receive dividends, returns on capital or other distributions made with respect to these shares. Once the shares are purchased, they may also direct the trustee how to vote these shares.

Rinker Cash Award Share Plan (Rinker CASP)

The Cash Award Share Plan (CASP) is a long-term equity incentive plan for Australian-based senior executives and other executives making key contributions that was also designed to promote the Total Shareholder Return (TSR) of Rinker shares. This Plan mirrored a similar plan operating in CSR Limited at the time of Rinker’s demerger from CSR and was introduced shortly following the demerger. CASP was superseded by the Performance Share Plan effective from 1 April 2004. No shares were purchased under the Plan during the year ended 31 March 2005 and 2006, and the 293,437 shares purchased (at a cost of US$1.2 million (A$1.6 million)) during 2004 remained outstanding.

Under CASP, eligible participants were offered the opportunity to qualify for Rinker shares based on the achievement of TSR goals. The value of the potential incentive was based on level of responsibility and performance. The shares were acquired on behalf of a participant by the plan trustee and are being held by the trustee subject to performance and time qualifications being met. The performance hurdle for shares offered in August 2003 (the only offer made under CASP) was for the percentage increase in Rinker TSR to exceed the percentage increase in the S&P/ASX 200 TSR between 11 August 2003 and any time between 11 August 2006 and 11 August 2008. To ensure objectivity in assessing performance, prior to the end of the performance period, an independent third party will review Rinker’s TSR performance and its ranking against the S&P/ASX 200. Each offer is also subject to a minimum holding period. Shares cannot be withdrawn from CASP until 10 years from the date of grant, or until the participant is no longer an employee of any member of the Rinker group, whichever occurs first.

Except as provided in the plan rules, participants are entitled to any dividend, return of capital or other distribution made in respect of Rinker shares held on their behalf, prior to vesting. The plan rules specify the basis on which any bonus shares issued in respect of shares received under CASP, or shares received on behalf of a participant on exercise of rights issues, will be held. Each participant may direct the trustee how to vote any shares held on the participant’s behalf. In the absence of those directions, the shares will not be voted.

A pro rata (1/3rd) share of the CASP award grant related to the year ended 31 March 2006 and 2005, has been included in table 1 in these notes to the financial statements under the heading “Share-based Incentives - Equity”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

33          RELATED PARTY INFORMATION

TRANSACTIONS WITHIN WHOLLY-OWNED GROUP

During the year Rinker Group Limited received dividends from its wholly-owned controlled entities, advanced and repaid loans, sold and purchased goods and services and provided accounting and administrative assistance to its wholly-owned controlled entities. All transactions during the year ended 31 March 2006 with related parties were on commercial terms and conditions. Other than as described above or in Note 35, no material amounts were receivable from, or payable to, related parties as at 31 March 2006 and 2005, and no material transactions with related parties occurred during the year except as detailed in the financial statements.

DIRECTORS AND DIRECTOR-RELATED ENTITIES

The directors who held office during the year and their holdings of Rinker Group Limited securities, are detailed in the table below. Non-executive directors have agreements with Rinker Group Limited which conform to the provisions of the company’s constitution in respect of entitlements to retirement and termination payments. These entitlements were frozen as at 31 March 2004.

TRANSACTIONS WITH DIRECTORS AND DIRECTOR-RELATED ENTITIES

During the fiscal year Rinker group entities purchased services at arm’s length terms from trucking services companies whose president is a stepson of Karl H. Watson, Sr., a key manager and director of Rinker Materials of Florida, Inc. and Florida Crushed Stone Company before his retirement at 31 March 2006. The purchases totalled US$17,261,000 (2005: US$12,023,000). The outstanding payables balance at 31 March 2006 was $0.2 million (2005: n/a).

Other transactions entered into during the year with directors of Rinker Group Limited and its controlled entities and with their director-related entities which are within normal customer or employee relationships on terms and conditions no more favourable than those available to other customers, employees, or shareholders include: the acquisition of shares in Rinker Group Limited under the employee share plans, dividends from ordinary shares in Rinker Group Limited, the sale of goods and services, contracts of employment and reimbursement of expenses, and contracts of employment with relatives of directors on either a full-time or work experience basis.

SHAREHOLDINGS OF DIRECTORS AND DIRECTOR-RELATED ENTITIES

The holdings of directors at 31 March 2006 is given below.

	NATURE OF		BALANCE	GRANTED SUBJECT TO	NET CHANGES	BALANCE
	HOLDINGS (1)	NOTE	31 March 2005	PERFORMANCE HURDLE	OTHER (2)	31 March 2006
Rinker Group Limited directors shareholdings
John Arthur	Ordinary		17,663	—	—	17,663
	CASP / PSP	3	—	—	—	—
	ESAP	4	14,742	—	8,559	23,301
	US Deferral Plan	5	—	—	—	—
	TOTAL		32,405	—	8,559	40,964

David Clarke	Ordinary		261,499	—	—	261,499
	CASP / PSP	3	500,000	493,000	—	993,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	249,020	—	—	249,020
	TOTAL		1,010,519	493,000	—	1,503,519

Marshall Criser	Ordinary		34,000	—	14,500	48,500
	CASP / PSP	3	—	—	—	—
	ESAP	4	—	—	—	—
	US Deferral Plan	5	—	—	3,782	3,782
	TOTAL		34,000	—	18,282	52,282

John Ingram	Ordinary		15,000	—	—	15,000
	CASP / PSP	3	—	—	—	—
	ESAP	4	1,635	—	1,766	3,401
	US Deferral Plan	5	—	—	—	—
	TOTAL		16,635	—	1,766	18,401

John Morschel	Ordinary		39,640	—	—	39,640
	CASP / PSP	3	—	—	—	—
	ESAP	4	17,822	—	6,619	24,441
	US Deferral Plan	5	—	—	—	—
	TOTAL		57,462	—	6,619	64,081

Walter Revell	Ordinary		20,000	—	—	20,000
	CASP / PSP	3	—	—	—	—
	ESAP	4	—	—	—	—
	US Deferral Plan	5	—	—	—	—
	TOTAL		20,000	—	—	20,000

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

33          RELATED PARTY INFORMATION (continued)

SHAREHOLDINGS OF EXECUTIVES AND EXECUTIVE-RELATED ENTITIES

The holdings of executives at 31 March 2006 is given below.

			BALANCE	GRANTED SUBJECT TO	NET CHANGES	BALANCE
	PLAN (1)	NOTE	31 March 2005	PERFORMANCE HURDLE	OTHER (2)	31 March 2006

Peter Abraham	Ordinary		130,973	—	—	130,973
	CASP / PSP	3	62,796	45,000	—	107,796
	ESAP	4	8,774	—	3,531	12,305
	US Deferral Plan	5	—	—	—	—
	TOTAL		202,543	45,000	3,531	251,074

David Berger	Ordinary		36,162	—	—	36,162
	CASP / PSP	3	120,000	111,000	—	231,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	118,251	—	—	118,251
	TOTAL		274,413	111,000	—	385,413

Tom Burmeister	Ordinary		20,000	—	—	20,000
	CASP / PSP	3	120,000	113,000	—	233,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	52,002	—	11,305	63,307
	TOTAL		192,002	113,000	11,305	316,307

Sharon DeHayes	Ordinary		21,495	—	—	21,495
	CASP / PSP	3	120,000	110,000	—	230,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	22,043	—	25,305	47,348
	TOTAL		163,538	110,000	25,305	298,843

Ira Fialkow	Ordinary		24,370	—	—	24,370
	CASP / PSP	3	100,000	105,000	—	205,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	77,860	—	8,434	86,294
	TOTAL		202,230	105,000	8,434	315,664

Duncan Gage	Ordinary		—	—	—	—
	CASP / PSP	3	100,000	110,000	—	210,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	40,121	—	—	40,121
	TOTAL		140,121	110,000	—	250,121

Debra Stirling	Ordinary		214,077	—	50	214,127
	CASP / PSP	3	43,531	31,000	—	74,531
	ESAP	4	57,043	—	—	57,043
	US Deferral Plan	5	—	—	—	—
	TOTAL		314,651	31,000	50	345,701

Karl Watson Jr.	Ordinary		13,100	—	—	13,100
	CASP / PSP	3	173,369	107,000	—	280,369
	ESAP	4	143,768	—	—	143,768
	US Deferral Plan	5	—	—	75,220	75,220
	TOTAL		330,237	107,000	75,220	512,457

Karl Watson Sr. (6)	Ordinary		10,500	—	31,299	41,799
	CASP / PSP	3	120,000	113,000	—	233,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	43,339	—	—	43,339
	TOTAL		173,839	113,000	31,299	318,138

No directors or senior executives have entered into transactions that would limit the economic risk of their holdings in Rinker’s shares.

(1)	Including ADRs (if applicable).
(2)	Includes changes resulting from purchases and sales during the year. This column will also show, when applicable, the vesting or forfeiture of shares held under CASP and PSP.
(3)

CASP and PSP shares are at risk and will be eligible to vest if performance criteria are met. PSP shares granted during the year ended 31 March 2006 were granted on 11 May 2005 and 16 February 2006. The number of shares listed includes shares that have been granted but may not yet have been purchased.

(4)	Shares purchased by the executive under the ESAP scheme.
(5)	Shares acquired under Rinker Materials Benefit Restoration and Voluntary Deferral Plan.
(6)	Karl Watson, Sr announced his retirement effective 31 March 2006.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

34          DEFINED BENEFIT PLANS

Rinker Group Limited and its controlled entities participate in a number of defined benefit and contribution funds in Australia, the United States and other countries where they operate. The funds provide benefits either on a defined benefit or cash accumulation basis, for employees on retirement, resignation or disablement, or to their dependents on death. The estimated liability for the total defined benefit obligation is accrued on the balance sheet. Employer contributions are legally enforceable, with the right to terminate, reduce or suspend those contributions upon giving adequate written notice to the participants and trustees. Rinker Group Limited and its Australian controlled entities are required to provide a minimum level of superannuation support for employees under the Australian Superannuation Guarantee Legislation.

DEFINED BENEFIT FUNDS

The benefits provided by the defined benefit fund is based on length of service or membership and salary of the member at or near retirement. Member contributions, based on a percentage of salary, are specified by the rules of the fund. Employer contributions generally vary based on actuarial advice and may be reduced or even cease when a fund is in actuarial surplus. The cost of providing benefits is recorded in the income statement. The cost of providing benefits recorded in the income statement is based on the actuarial estimate of the annual cost of funding members’ benefits using the Projected Unit Credit Method. Actuarial valuations are carried out at each reporting date. Differences between actuarial estimates and actual results are recorded directly in equity and presented in the Statement of Recognised Income and Expense. These differences, also known as actuarial gains and losses, arise from changes in discount rates, market investment performance or other actuarial assumptions representing the difference between actual fund performance and the actuarially determined expense. The currently assessed shortfall of net market value of plan assets compared to accrued benefits has been recognised as a liability in the financial statements.

For US and Australian plans, the plan actuaries have not recommended that additional contributions beyond the current contribution level be made. Funding recommendations are made by the actuaries based on their forecast of various matters, including future plan assets performance, interest rates, and salary increases.

Harwood Superannuation Fund

In Australia, Rinker group entities participate in the defined benefit Harwood Superannuation Fund (formerly CSR Australian Superannuation Fund) for those Rinker group employees who are currently members of that fund and any new employees who become members of that fund. The benefits provided by the defined benefit fund is based on length of service or membership and salary of the member at or near retirement. Member contributions, based on a percentage of salary, are specified by the rules of the fund. Employer contributions generally vary based on actuarial advice and may be reduced or even cease when a fund is in actuarial surplus. CSR Limited and Rinker Group Limited each separately cover, in effect, 50% of the funding of the accrued defined benefit liabilities of the Harwood Superannuation Fund as at the demerger date, which are revalued by the actuary at least annually. Rinker Group Limited is responsible for obligations with respect to benefits accrued after the demerger relating to individuals who are employed within the Rinker group post-demerger by their respective group companies.

	2006	2005
KEY ASSUMPTIONS USED (EXPRESSED AS WEIGHTED AVERAGES):	%	%
Discount rate(s)	5.6%	5.7%
Expected return on plan assets (a)	7.9%	7.8%
Expected rate(s) of salary increase	4.0%	4.2%

(a) To develop the expected long-term rate of return on assets assumption, Rinker group considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005

Amounts recognised in income in respect of these defined benefit plans are as follows:
Current service cost	2.6	2.6
Interest cost	4.2	4.1
Expected return on plan assets	(3.8)	(3.2)
Total included in employee benefit expense	3.0	3.5

Actuarial losses/(gains) incurred during the year and recognised in the Statement of Recognised Income and Expense	4.8	3.9

Cumulative actuarial gains and losses recognised in the Statement of Recognised Income and Expense	8.7	3.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005

34 DEFINED BENEFIT PLANS (continued)

The amount included in the balance sheet arising from the entity’s obligations in respect of its defined benefit plans is as follows:
Present value of funded defined benefit obligations	83.1	76.7
Fair value of plan assets	58.2	54.8
Net liability (asset) arising from defined benefit obligations	24.9	21.9

Movements in the present value of the defined benefit obligations were as follows:
Defined benefit obligation at the beginning of the year	76.7	70.1
Current service cost	2.6	2.6
Interest cost	4.2	4.1
Actuarial losses (gains)	5.5	4.1
Benefits paid	(5.1)	(4.2)
Foreign exchange adjustments	(0.8)	—
Defined benefit obligation at the end of the year	83.1	76.7

Movements in the present value of the plan assets were as follows:
Fair value of plan assets at the beginning of the year	54.8	47.4
Expected return on plan assets	3.8	3.2
Actuarial gains (losses)	0.7	0.2
Contributions from employer	4.9	8.2
Benefits paid	(5.1)	(4.2)
Foreign exchange adjustments	(0.9)	—
Fair value of plan assets at the end of the year	58.2	54.8

The actual return on plan assets was US$4.5 million (2005: US$3.4 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

34          DEFINED BENEFIT PLANS (continued)

The analysis of the plan assets at the balance sheet date is as follows:

	Fair value
	of plan assets
	2006	2005
AS AT 31 MARCH	%	%

Equity Securities	55%	56%
Debt Securities	38%	37%
Real Estate	6%	7%
Other	1%	0%
Total	100%	100%

POST-EMPLOYMENT MEDICAL BENEFITS PLANS

Rinker Materials subsidises post-retirement medical benefits in the United States to certain employees and pensioners on a pay-as-you-go basis. The group’s cash contributions for the year ended 31 March 2006 totalled US$0.1 million (2005: US$0.2 million). US$0.1 million was recognised in expense in respect of these plans during fiscal year 2006 (2005: US$0.1 million). Actuarial gains of US$0.6 million (2005: US$0.2 million loss) were recognised directly in the Statement of Recognised Income and Expense. The total deficit of US$1.5 million (2005: US$2.0 million) based on the last actuarial review was recognised in the balance sheet.

AS AT 31 MARCH	2006	2005
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.6%	5.8%
Health care cost trend rate assumed for next year	10.5%	12.0%
Ultimate trend rate	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2009	2009
Measured date	31-Mar-06	31-Mar-05

Weighted average assumptions used to determine post-employment medical expense:
Discount rate	5.8%	6.3%
Health care cost trend assumed for the next year	10.5%	12.0%
Ultimate trend rate	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2009	2009

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2006	2005
Effect of 1% increase in medical trend rate:
Present value of defined post-retirement benefit obligation	0.2	0.3
Sum of service cost plus interest cost	—	—

Effect of 1% decrease in medical trend rate
Present value of defined post-retirement benefit obligation	(0.2)	(0.2)
Sum of service cost plus interest cost	—	—

MULTI-EMPLOYER PLANS

Rinker group contributes to a number of multi-employer defined benefits plans, under the terms of enterprise bargaining/union agreements. Sufficient information is not available to account for the plans as a defined benefit plans. Contributions to these plans are expensed in the period incurred, and amounted to US$12.3 million during 2006 (2005: US$11.0 million).

DEFINED CONTRIBUTION PLANS

Rinker group contributes to a number of defined contribution plans. Contributions to these plans are expensed in the period incurred, and amounted to US$18.6 million during 2006 (2005: US$16.7 million).